As filed with the Securities and Exchange Commission on December 17, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONYX SERVICE & SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

6199

(Primary Standard Industrial Classification Code Number)

80-0513468

(I.R.S. Employer Identification Number)

7337 Oswego Road

Liverpool, New York 13090

(315) 451-4822

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

As soon as practicable after this Registration Statement is declared effective

(Approximate date of commencement of proposed sale to the public)

Copies to:

Benjamin Tan, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor,

New York, NY 10006

Tel: (212) 930 9700

Fax: (212) 930 9725

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value	309,000	$0.25	$77,250	$5.51*

* Previously paid

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended, based on the price at which the common stock will initially be sold.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED ______________, 2010

ONYX SERVICE & SOLUTIONS, INC.

309,000 Shares of Common Stock, par value $0.0001

The selling stockholders identified in this prospectus are offering for sale from time to time up to 309,000  shares of our common stock, par value $0.0001 (“Common Stock”).

The selling stockholders may sell Common Stock from time to time in the principal market in which the Common Stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of Common Stock, which they are offering. We will pay the expenses of registering these shares.

We have set an offering price for these securities at $0.25 per share of Common Stock offered through this prospectus. We are registering the shares on behalf of the selling stockholders. We will not receive any proceeds from this offering.

Our Common Stock is presently not traded or quoted on any market or securities exchange. The sales price to the public is fixed at $0.25 per share until such time as our Common Stock is quoted on the Over-The-Counter (OTC) Bulletin Board or other exchange or quotation system. Although we intend to request a registered broker-dealer apply to have of our Common Stock quoted on the OTC Bulletin Board, public trading of our Common Stock may never materialize or even if materialized, be sustained. If our Common Stock is quoted on the on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the Selling Stockholders.

Investing in our Common Stock involves a high degree of risk. You may lose your entire investment. See “Risk Factors” beginning on page 8 for a discussion of certain risk factors that you should consider.

You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2010

Financial Statements	50

Where You Can Find More Information	51

Financial Statements

PART II

Other Expenses of Issuance of Distribution	52

Indemnification of Directors and Officer	52

Recent sales of Unregistered Securities	53

Exhibits	53

Undertakings	53

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell and seeking offers to buy shares of our Common Stock, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including "Risk Factors" and our financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms "we," "us," and "our" and words of like import refer to Onyx Service & Solutions, Inc.

THE COMPANY

The Company was incorporated in the State of Delaware on November 25, 2009. As of December 16, 2010, we own three Automated Teller Machines (“ATMs”) and manage 19 ATMS throughout upstate New York

On November 25, 2009, we entered into an asset purchase agreement with Fresca Worldwide Trading Corp. (“Fresca”), a Nevada corporation, to purchase from Fresca all its assets including without limitation three ATMs and the rights to manage 19 other ATMS throughout upstate New York for $10,400.  The acquisition was completed on November 25, 2009.  Prior to such acquisition of assets, we had no operations or assets.

Our Business

Our ATMs are situated at retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals.

We deploy and operate ATM’s primarily under the following two programs:

Full placement program

                Under a full placement arrangement, we own the ATM and are responsible for controlling substantially all aspects of its operation including maintenance, cash management and loading, supplies, signage and telecommunications services. We may pay site owners a commission based on a percentage of sales. We are generally responsible for almost all of the expenses related to the operation of the ATM with the exception of power and, on occasion, telecommunications. We typically use this program for major national and regional merchants.

Merchant-owned program

                   Under a merchant-owned arrangement, the merchant (or, for a merchant using lease financing, its lease finance provider) typically buys the ATM through us and the merchant is responsible for most of the operating expenses such as maintenance, cash management and loading, and supplies. We typically provide all transaction processing services, and the merchants use our maintenance services from time to time. Our rental program is similar to our merchant-owned program, except that the merchant rents the ATM from us rather than purchasing it, and we provide the maintenance and supplies for the machine.

Most of our new ATM’s feature advanced functionality, diagnostics and ease of use including color displays, personal computer-based operating systems, thermal printing, dial-up and remote monitoring capabilities, and upgrade and capacity-expansion capability. All machines can perform basic cash dispensing and balance inquiry transactions, transmit on-screen marketing, dispense coupons and conduct marketing surveys. Most of our equipment is modular in design, which allows us to be flexible and accommodating to the needs of our clients as technology advances.

We upgrade our ATM machines in compliance with ATM technology. All ATM machines we operate are upgraded with triple DES encryption, which is compliant with the ATM industry regulations. This upgrade reduces the number and frequency of service calls due to outages and other ATM-related problems and, in turn, reduces the cost of maintaining each ATM machine. The ATM’s are also equipped with “smart technology” that allows us to determine on a preset time basis the operational status of the ATM. It informs us which vault cash is low, the number of times the ATM has been used, as well as other helpful information that helps us provide better service to our ATM using public.

Revenue

Our revenues are principally derived from two types of fees, which we charge for processing transactions on our ATM network. We receive an interchange fee from the issuer of the credit or debit card for processing a transaction when a cardholder uses an ATM in our network. In addition, in most cases we receive a surcharge fee from the cardholder when the cardholder makes a cash withdrawal from an ATM in our network.

We receive interchange fees for transactions on ATM’s that we own. We also receive the interchange fee for transactions on ATM’s owned by third party vendors included within our network. We keep all interchange fees. The interchange fees received by us vary from network to network and to some extent from issuer to issuer, but generally range from $0.15 to $0.55 per cash withdrawal. Interchange fees for balance inquiries, account transfers and denied transactions are generally substantially less than fees for cash withdrawals.

The interchange fees received by us from the card issuer are independent of the service fees charged by the card issuer to the cardholder in connection with ATM transactions. Service fees charged by card issuers to cardholders in connection with transactions through our network range from zero to as much as $2.50 per transaction. We do not receive any portion of these service fees and do not record any revenues therefrom.

We impose a surcharge fee for cash withdrawals. Surcharge fees are a substantial additional source of revenue for us and other ATM network operators. The surcharge fee for ATM’s in our network ranges between $1.50 and $4.00 per withdrawal. We have 3 different circumstances for recording the surcharge fee as revenue. In the first case, when we own and service the ATM, we receive and report all of the surcharge fee as revenue. In the second case, where we own but do not service the ATMs, we record the surcharge fee as revenue and record the portion of the fee paid to the owner of the ATM location as commission expense for servicing the ATM. In the third case, on ATM’s owned and serviced by third party vendors we rebate all of each fee to the third party and do not report any surcharge fee revenue.

In addition to revenues derived from interchange and surcharge fees, we also derive revenues from providing network management services to third parties owning ATMs included in our ATM network. These services include 24 hour transaction processing, monitoring and notification of ATM status and cash condition, notification of ATM service interruptions, in some cases dispatch of field service personnel for necessary service calls and cash settlement and reporting services. The fees for these services are paid by the owners of the ATMs.

Summary Financial Information

The table below summarizes our unaudited balance sheet as of August 31, 2010 and the related statement of operations for the period from December 1, 2009 to August 31, 2010.

Balance Sheet:	As of August 31, 2010
Cash	$51,547
Total Assets	$70,628
Total Liabilities	$8,314
Total Stockholders’ Deficit	$$62,314

Statement of Operations:	For the Period ended August 31, 2010
Revenue	$17,190
Other Income	$496
Expenses	$27,217
NET LOSS	$(9,531)
Weighted Average Shares Outstanding – Basic and Diluted	4,169,452

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Company

We have a limited operating history which may not be an indicator of our future results.

As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we operate, the historical financial data is of limited value in evaluating our future revenue and operating expenses. We believe that that the profitable operation of an ATM is largely dependent upon its location. We attempt to identify locations in areas with pedestrian counts where people need access to cash and where use is convenient and secure. We are soliciting several convenience store chains and grocery stores. We speak with these locations quite frequently. If we secure any of these locations, we may have to locate into additional counties that we are not currently in. Also we may need to add new personnel in order to service the expansion needs. If or when we find new locations we would rely on our revenues to fund our expansion. If we do not have enough to finance new locations we would seek to borrow funds. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, general and administrative expenses may increase significantly as we expand operations. To the extent that these expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition will suffer.

Margaret A. Burton and Mary Passalaqua are our only executive officers, directors and employees. We will need additional employees to implement our business strategy.

Margaret A. Burton and Mary Passalaqua are our only executive officers, directors and employees and each only spends 30% of her time on our business. Our success depends upon their continuing and increasing their contributions to our company. If they were to terminate their employment with us or fail to increase their time on our operations necessary to grow our business, our operating results would suffer. Our future success also depends in large part upon our ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Should we be unable to attract and retain skilled personnel, our performance will suffer.

Mary Passalaqua, our chief executive officer and president, also serves as our Principal Financial Officer. Her lack of financial expertise renders her reliant on outside financial advisors, including our independent public auditors.

Mary Passalaqua, our Chief Executive Officer, President and director, serves as our Principal Executive Officer and Principal Financial Officer. A Principal Financial Officer’s duties include oversight of the financial condition of a company, including assisting the Company’s independent auditors with preparation of the Company’s unaudited financial statements and results of operations for the Company’s fiscal year and each of the quarters of the Company’s fiscal year. Also, a reporting company’s Principal Financial Officer is required to sign the company’s periodic reports as such and attest as the veracity of such company’s disclosure, including, but not limited to the company’s financial statements and internal controls and procedures. Due to Ms. Passalaqua’s lack of financial expertise, especially in the ATM industry, she is reliant on outside financial advisors, including our independent public auditors.

We only have 22 ATM’s currently located with 19 different regional customers. Our business would suffer if we could not replace a significant amount of customers who stopped using our ATMs.

We have contracts with a limited number of regional customers. We own and/or manage a total of 22 privately owned Automated Teller Machines, or ATM’s, located at 19 different merchants in Onondaga County in upstate New York.  Our Company would suffer dramatically if a significant number of merchants decided to stop using our ATMs and we were unable to replace such customers.

The continued growth and acceptance of debit cards as a means of payment could negatively impact our results of operations.

The use of debit cards by consumers has been growing. Consumers use debit cards to make purchases from merchants, with the amount of the purchase automatically deducted from the consumers' checking accounts. An increasing number of merchants are accepting debit cards as a method of payment, and are also permitting consumers to use the debit cards to obtain cash. The increasing use of debit cards to obtain cash may reduce the number of cash withdrawals from our ATM’s, and may adversely affect our revenues from surcharge fees. A continued increased in the use and acceptance of debit cards could have a material adverse effect on our business, results of operations and financial condition.

There are other several industry trends which we expect to increase and which could hurt us if we fail to grow our business.

We have noted the following trends in the ATM industry which we expect to continue in the foreseeable future:

•

A consolidation in the banking industry, causing the number of different financial institutions and different ATM networks to decline. Generally, users who use ATMs affiliated with their banks are not charged surcharge fees. This consolidation and resulting proliferation of affiliated ATMs is causing regional operators who charge surcharge fees, such as our Company, to lose current and potential customers, market share and revenue.

•	An increase in the public’s use of bank cards as a either credit or debit card as compared to utilizing cash to make purchases.

•	An increase in the number and proliferation of ATM sites by national banking institutions which facilitate their customers access to cash and making stand alone ATMs, such as ours, less necessary.

•

An increase in and public awareness of identity theft and ATM fraud often perpetuated by persons manipulating and damaging stand alone ATMs such as ours, which may cause potential customers to be weary of utilizing ATM machines not affiliated with regional or national banking institutions, including our ATMs.

•	National banks lowering their surcharge fees relative to stand alone ATMs, such as ours

•

An increase in banks’ affiliations with other institutions (e.g., airlines, merchants, charities) which enable customers to use their bank cards as credit/debit cards and earn points redeemable at such other institutions

•	A decrease in merchants’ required minimum purchases before accepting a customer’s credit cards and bank cards used as either a credit or debit card.

•	The ability of a customer to receive cash back from a merchant when using his/her debit cards to make a purchase at the merchant, thereby decreasing the need for the customer to use an ATM.

•	Credit card processors diversifying their business by taking advantage of existing relationships with merchants to place ATMs at sites with those merchants.

•	Number of retailers issuing their own in-store credit cards and offering their customers utilizing such retailer’s credit card with discounted merchandise.

•	Companies that have the capability to provide both back office services and ATM management services.

•	Consolidators in the business such as TRM/E-Funds and Cardtronics/E-trade.

We believe that the foregoing industry trends will most likely have a material adverse effect on our future financial condition and/or results of operations, especially if we fail to grow our business.

Any regulation or elimination of surcharge or interchange fees could have a materially adverse impact on our results of operations.

The imposition of surcharge fees is not currently subject to federal regulation. However, several states in which we currently have no operations have banned companies from imposing such fees, generally as a result of activities of consumer advocacy groups that believe that transaction fees are unfair to users. There have been, however, various state and local efforts in the United States to ban or limit transaction fees. We are not aware of any existing bans or limits on transaction fees applicable to us in any of the jurisdictions in which we currently do business. Such a ban or limit could materially limit or reduce our ATM revenues.Any new regulation or elimination of surcharge fees or interchange fees would greatly reduce our revenues to where a point where we may cease to exist.

                Our ATM business is subject to government and industry regulations, which we describe below. This regulatory environment is subject to change and various proposals have been made which, if finalized, could affect our ATM operations. Our failure to comply with existing or future laws and regulations pertaining to our ATM business could result in restrictions on our ability to provide our products and services, as well as the imposition of civil fines.

Mergers, acquisitions and personnel changes at financial institutions and electronic funds transfer networks and independent sales organizations may adversely affect our business, financial condition and results of operations.

Currently, the banking industry is consolidating, causing the number of financial institutions and ATM networks to decline. This consolidation could cause us to lose:

•	current and potential customers;

•	market share if the combined entity determines that it is more efficient to develop in-house products and services similar to ours or use our competitors' product and services; and

•	revenue if the combined institution is able to negotiate a greater volume discount for, or discontinue the use of, our products and services.

The ATM and electronic transaction processing industries are increasingly competitive, which could adversely impact our results from operations and financial condition.

The ATM business is and can be expected to remain highly competitive. While our principal competition comes from national and regional banks, we also compete with independent ATM companies. All of these competitors offer services similar to or substantially the same as those offered by our company. Most of these competitors are larger, more established and have greater financial and other resources than our company. Such competition could prevent us from obtaining or maintaining desirable locations for our machines or could cause us to reduce our user fees generated by our ATM’s or could cause our profits to decline.

The independent ATM business has become increasingly competitive since entities other than banks have entered the market and relatively few barriers exist to entry. We face intense competition from a number of companies. Further, we expect that competition will intensify as the movement towards increasing consolidation within the financial services industry continues. Many of our competitors have significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we do.

In the market for electronic transaction processing, the principal factors on which we compete are price and service levels. The future growth of our revenues in this market is dependent upon securing an increasing volume of transactions. If we cannot control our transaction processing expenses, we may not remain price competitive and our revenues will be adversely affected.

In addition to our current competitors, we expect substantial competition from established and new companies. We may not be able to compete effectively against current and future competitors. Increased competition could result in price reductions, reduced gross margins or loss of market share.

If the computer network and data centers we use were to suffer a significant interruption, our business and customer reputation could be adversely impacted and result in a loss of customers.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of the computer network systems and data centers we use. Any significant interruptions could severely harm our business and reputation and result in a loss of customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Although we have taken steps to prevent a system failure, our measures may not be successful and that we may experience system failures. Further, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

We may be unable to defend ourselves from claims of intellectual property infringements, which could have a negative impact on our results of operations.

Although we believe that our business operations do not infringe upon third parties’ intellectual property rights, third parties may assert infringement claims against us in the future. In particular, there has been a substantial increase in the issuance of business process patents for Internet-related business processes, which may have broad implications for all participants in Internet commerce. Claims for infringement of these patents are becoming an increasing source of litigation. If we become subject to an infringement claim, we may be required to modify our products, services and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things in a timely manner or upon reasonable terms and conditions. Failure to do so could seriously harm our business and operating results. In addition, future litigation relating to infringement claims could result in substantial costs to us and a diversion of management resources. Adverse determinations in any litigation or proceeding could also subject us to significant liabilities and could prevent us from using some of our products, services or technologies.

Risks Related to Our Common Stock

Currently there is no active market for our common stock.

There is not currently an active trading market for the shares. Following the effectiveness of this registration statement, we intend to request that a broker-dealer / market maker submit an application to make a market for our shares on the OTC Bulletin Board. However, there can be no assurance that the application will be accepted or that any trading market will ever develop or be maintained on the OTC Bulletin Board, pink sheets or any other recognized trading market or exchange. Any trading market for the common stock that may develop in the future will most likely be very volatile, and numerous factors beyond the control of the Company may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement will our shares become eligible to be quoted on the OTC Bulletin Board. In the event that we lose our status as a "reporting issuer," any future quotation of its common stock on the OTC Bulletin Board may be jeopardized.

Our Preferred Stock could be issued to inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Our Common Stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

                In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

            The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of common stock in the public market, or upon the expiration of any statutory holding period, under Rule 144, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Provisions of our Articles of Incorporation and Delaware law could deter a change of control, which could discourage or delay offers to acquire the Company.

Provisions of our Articles of Incorporation and Delaware law may make it more difficult for someone to acquire control of the Company or for our stockholders to remove existing management, and might discourage a third party from offering to acquire the Company, even if a change in control or in management would be beneficial to stockholders.  For example, our Articles of Incorporation allows us to issue 10,000,000 shares of preferred stock without any vote or further action by stockholders.

Volatility in our Common Stock price may subject the Company to securities litigation.

The market for our Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The elimination of monetary liability against the Company’s directors, officers and employees under the Company’s Articles of Incorporation, By-Laws and Delaware law, and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation and By-Laws contain a provision that provides for indemnification of directors and officers against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement by any such person in any proceeding that they are made a party to by reason of being or having been directors or officers of the Company, except in relation to matters as to which any such director or officer shall be adjudged to be liable for his own negligence or misconduct in the performance of his duties.  Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit the Company and our stockholders.

Plan of Distribution

This offering is not being underwritten. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions, including gifts;

•

covering short sales made after the date of this prospectus;

•

pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method of sale permitted pursuant to applicable law.

The sales price of the Common Stock being offered to the public by the selling stockholders in this prospectus has been fixed at $0.25 per share until such time as our Common Stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our Common Stock quoted on the OTC Bulletin Board, public trading of our Common Stock may never materialize or if materialized, be sustained. If our Common Stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•

the market price of our common stock prevailing at the time of sale;

•

a price related to such prevailing market price of our common stock; or

•

such other price as the Selling Stockholders determine from time to time.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the Common Stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

THE OFFERING

This prospectus relates to 309,000 shares of the Common Stock of the Company.

The Company Selling stockholders Capitalization Common Stock outstanding prior to offering

Onyx Service & Solutions, Inc.

The selling stockholders named in this prospectus are existing stockholders of our Company who purchased shares of our Common Stock from us in the private placement transactions consummated on March 3, 2010, 2010. The issuance of the shares by us to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act. See “Selling Stockholders.”

Common Stock, par value $0.0001 per share

250,000,000 authorized

4,309,000 issued and outstanding as of October 26, 2010

Preferred Stock, par value $0.0001 per share

10,000,000 authorized

None  issued and outstanding as of  October 26, 2010

4,309,000

Common Stock offered by Company	0
Total shares of Common Stock offered by selling stockholders	309,000
Common Stock to be outstanding after the offering	4,309,000
Offering price	$0.25
Use of Proceeds	We will not receive any of the proceeds of sale of the shares of Common Stock by the selling stockholders.
Risk Factors	See “Risk Factors” beginning on page 8 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.25 per share offering price of our Common Stock was determined based on the $0.25 per share sales price of our Common Stock in private placement transactions of an aggregate of 309,000 shares consummated on March 3, 2010. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to request a broker-dealer apply to have our common stock quoted on the OTC Bulletin Board upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus is a part. If our Common Stock becomes is quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders named in this prospectus.

DILUTION

The Common Stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELECTED FINANCIAL DATA

The following selected statement of operations data contains statement of operations data and balance sheet data of the Company from the date of inception through August 31, 2010. The statement of operations data and balance sheet data were derived from the unaudited financial statements. Such financial data should be read in conjunction with the financial statements and the notes to the financial statements starting on page F-1 and with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

Statement of Operation Data:

Statement of Operations:	For the Period ended August 31, 2010
Revenue	$17,190
Other Income	$496
Expenses	$27,217
NET LOSS	$(9,531)
Weighted Average Shares Outstanding – Basic and Diluted	4,169,452

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this section contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•

discuss our future expectations;

•

contain projections of our future results of operations or of our financial condition; and

•

state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

THE COMPANY

Organization and Basis of Presentation

The Company was  formed under the laws of  the State of Delaware. On November 25, 2009, the Company entered into an asset purchase agreement with Fresca World Wide Trading Corp. (“Fresca”), a Nevada company, for the purchase of all its ATM assets.  The Company paid Fresca World Wide Trading Corp. $10,400 and  assumed$32,995 of liabilities for the purchase of its ATM assets on November 25, 2009.  Fresca World Wide Trading, Corp is operated as a privately held company and has been in existence since 2006. It was active from February 10, 2006, (date of formation) until November 25, 2009.

Overview

We own and/or manage a total of 22 Automated Teller Machines, or ATMs, located at 19 different merchants in Onondaga County in upstate New York.

Our revenues are principally derived from two types of fees which we charge for processing transactions on our ATM network. We receive an interchange fee from the issuer of the credit or debit card for processing a transaction when a cardholder uses an ATM in our network. In addition, in most cases we receive a surcharge fee from the cardholder when the cardholder makes a cash withdrawal from an ATM in our network.

Surcharge/convenience fees are fees assessed directly to the consumer utilizing the ATM terminals owned by the Company. The surcharge/convenience fees assessed range from $1.50 to $4.00 based upon a cash withdrawal transaction from the ATM terminals.

Interchange fees are fees assessed directly to the card issuer of the consumer. The interchange fees are comprised of two fees: (1) an interchange fee ranging from approximately $0.40 to $0.55 based upon each cash withdrawal transaction; and (2) an interchange fee ranging from approximately $0.15 to $0.25 based upon an account inquiry by the consumer.

We compete in a fragmented industry in which no one firm has a significant market share and can strongly influence the industry outcome. Our industry is populated by a large number of financial institutions and Independent Sales Organizations, or ISOs, which deploy ATMs. The industry we compete in is also characterized by essentially undifferentiated services.

Additionally, the industry in which we compete is showing increasing signs of being an industry in decline. Reasons for this market decline include:

•	Emergence of debit cards, “pay pass” machines and RFID as substitutes for cash in making purchases;

•	Increasing acceptance of debit cards by younger demographics; and

•	Market saturation of prime ATM locations in the U.S.

The demand for our ATM services is primarily a function of population growth and new business creation to serve that population growth.

Our business strategy to grow our business includes the following:

•	Acquiring additional ATMs from borrowings or financings from private placement of our securities;

•	Continuing to search for profitable locations for the placement of our ATM’s; and

•	Grow our margins by conservatively hiring additional staff on as-needed basis.

Industry Trends

We have noted the following trends in the ATM industry which we expect to continue in the foreseeable future:

•

A consolidation in the banking industry, causing the number of different financial institutions and different ATM networks to decline. Generally, users who use ATMs affiliated with their banks are not charged surcharge fees. This consolidation and resulting proliferation of affiliated ATM’s is causing regional operators who charge surcharge fees, such as our Company, to lose current and potential customers, market share and revenue.

•	A marked increase in the acceptance and utilization of consumers and retailers ATMs cards which can also be used as either a credit card or debit card.

•	An increase in the public’s use of bank cards as a either credit or debit card as compared to utilizing cash to make purchases.

•	An increase in the number and proliferation of ATM sites by national banking institutions which facilitate their customers access to cash and making stand alone ATMs, such as ours, less necessary.

•

An increase in and public awareness of identity theft and ATM fraud often perpetuated by persons manipulating and damaging stand alone ATM’s such as ours, which may cause potential customers to be weary of utilizing ATM machines not affiliated with regional or national banking institutions, including our ATM’s.

•	National banks lowering their surcharge fees relative to stand alone ATM’s, such as ours

•

An increase in banks’ affiliations with other institutions (e.g., airlines, merchants, charities) which enable customers to use their bank cards as credit/debit cards and earn points redeemable at such other institutions

•	A decrease in merchants’ required minimum purchases before accepting a customers’ credit cards and bank cards which can be used as a credit or debit card;

•	The ability of a customer to receive cash back from a merchant when using his/her debit cards to make a purchase at the merchant, thereby decreasing the need for the customer to use an ATM.

•	Credit card processors diversifying their business by taking advantage of existing relationships with merchants to place ATMs at sites with those merchants.

•	Number of retailers issuing their own in-store credit cards and offering their customers utilizing such retailer’s credit card with discounted merchandise.

•	Companies that have the capability to provide both back office services and ATM management services.

•	Consolidators in the business such as TRM/E-Funds and Cardtronics/E-trade.

We expect these trends to increase which could harm our business and operations if we fail to grow our business.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our consolidated balance sheet, and the amounts of revenues and expenses reported for each of our fiscal periods, are affected by estimates and assumptions which are used for, but not limited to, the accounting for allowance for doubtful accounts, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition Policies

The Company derives its revenue from surcharge revenue and interexchange revenue. Surcharge fees are added fees which the Company charges the ATM user for dispensing cash. Interexchange fees are fees charged between banks for transferring money. The Company all of the Surcharge Fees and receives a portion of the Inter exchange fees as income. The Company recognizes the net fees received as revenues.

The Company receives interchange fees for transactions on ATM’s that it owns. The Company also receives the interchange fee for transactions on ATM’s owned by third party vendors included within its network. The Company keeps and reports as revenues all interchange fees.   The Company has 3 different circumstances for recording the surcharge fee as revenue. In the first case, for ATM’s owned and serviced by the Company, the Company receives and reports all of the surcharge fee as revenue. In the second case, where the Company owns but does not service the ATM’s, the Company records the surcharge fee as revenue and records the portion of the fee paid to the owner of the ATM location as commission expense. In the third case, of ATM’s owned and serviced by third party vendors, the Company rebates all of the surcharge fee to the third party and does not report any surcharge fee revenue.

TWELVE MONTHS ENDED DECEMBER 31, 2008 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2007

REVENUES

Our total revenue increased by $3,046  approximately 15.58%, from $19,555 in the Twelve months ended December 31, 2007 to $22,601 in the Twelve months ended December 31, 2008.  This increase was primarily attributable due to more transactions on the network.

Our Inter Exchange increased by $1,464 approximately 47.7%, from $3,074 in the Twelve months ended December 31, 2007 to $4,539 in the Twelve months ended December 31, 2008.  This increase was primarily due to more transactions on the network.

Our Surcharge Revenues increased by $2,519 or approximately 16.2%, from $15,523 in the Twelve months ended December 31, 2007 to $18,041 in the Twelve months ended December 31, 2008.  The increase was primarily attributable due to more transactions on the network.

COSTS OF SALES

Our overall cost of sales decreased for the Twelve months ending December 31, 2008 by $3,038 or approximately 66.34% when compared to the Twelve months ended December 31, 2007.   This decrease is primarily attributable to lower ATM Telephone charges.

Our commissions decreased by $500 when compared to the same period in 2007.  This decrease is primarily attributable to fewer vendors that received commission.

Depreciation expense decreased by $144 for the period ended December 31, 2008  when compared to the same period in 2007.  This decrease is due to certain assets being fully depreciated and our on going strategy of identifying unprofitable ATM machines, and selling them to the site owners.  Once an ATM is sold to the site owner it is removed from our assets and depreciation schedules. Because an asset such as ATM machine is expected to provide service for many years, it is recorded as an asset, rather than an expense, in the year acquired.   A portion of the cost of the long-lived asset is reported as an expense during the cost of an asset to expense over its life in a rational and systematic manner.

Our cost for ATM phone lines and supplies decreased $2,537 when compared to the same period in 2007. This decrease is due to credits issued by the supply company for previously paid supplies.

OPERATION AND ADMINISTRATIVE EXPENSES

Operating expenses decreased by $29,136 or approximately 35.7% over the same period in 2007.  All of this decrease is related to fees we pay to accountants and attorneys throughout the period for performing various tasks.     Rent increased by $1,200 when compared to 2007.   Professional fees decreased by $15,818  over 2007.  These are fees we pay to accountants and attorneys throughout the period for performing various tasks.

Interest Expense

Interest expense, net, increased for the period ended December 31, 2008 to $597 from $63 for the period ended December 31, 2007. This increase is due to more interest-rate debt.

Net Loss from Operations

We had net loss of $30,642 for the period ended December 31, 2008 as compared to a net loss after taxes of $63,126 for the period ended December 31, 2007. This decrease was due to a decrease in operating expenses for the period ended December 31, 2008.

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to finance the costs of our operations.

As of December 31, 2008, we had $1,340 cash on hand, compared to $0 as of December 31, 2007.

We believe that we will continue to need investing and financing activities to fund operations.

Net cash used by operating activities was $6,160 during the Twelve-month period ended December 31, 2008, mainly representative of an increase in Accounts Payable during 2008. This compares to net cash used in operating activities of $55,661 for the Twelve-month period ended December 31, 2007.

Net cash provided by investing activities was $2,000 during the Twelve-month period ended December 31, 2008, representative of proceeds from sale of equipment. This compares to net cash provided by investing activities of $4,900 for the Twelve-month period ended December 31, 2007 representative of proceeds from sale of equipment.

Net cash provided by financing activities was $5,500 during Twelve-month period ended December 31, 2008, mainly representing the proceeds from related party notes.  This compares to net cash provided by financing activities of $30,000 for the Twelve-month period ended December 31, 2008, mainly representing additional paid in capital.

Our expenses to date are largely due to professional fees and the cost of sales for ATM costs.

We believe that our results of operations will provide us with the necessary funds to satisfy our liquidity needs for the next 3 months. To the extent they are not, however, our principal stockholders have agreed to fund our operations for the next twelve-month period and beyond.

Working Capital

As of December 31, 2008, we had current assets of $6,176 and current liabilities of $43,665, which results in working deficit of $(42,325) as compared to total assets of $235 and total liabilities of $12,479 resulting in a working deficit of ($12,244) as of December 31, 2007.

PERIOD ENDED NOVEMBER 25, 2009 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 2008

REVENUES

Our total revenue is $16,359 for the Period Ended November 25, 2009 which is approximately 72.38 % of the total revenue for the twelve months ended December 31, 2009 of $22,601

Our Inter Exchange increased revenue for the Period Ended November 25, 2009 was $5,571 which is 125.20% of the Inter Exchange revenue of $4,539 for the twelve months ended December 31, 2008

Our Surcharge Revenues increased for the Period Ended November 25, 2009 was $10,735 which is 59.50 % of the Surcharge Revenue for the twelve months ended December 31, 2008 of $18,042.

COSTS OF SALES

Our overall cost of sales increased for the Period Ended November 25, 2009 was $4,177 which is 271.05% of the cost of sales for the twelve months ended December 31, 2008.

Our commissions for the Period Ended November 25, 2009 are $1,749 as compared to the $1,427 for the twelve months ended December 31, 2008.

Our cost for ATM phone lines and supplies were $2,861 for the Period Ended November 25, 2009 as compared to $1,164 for the twelve months ended December 31, 2008.

OPERATION AND ADMINISTRATIVE EXPENSES

Operating expenses decreased for the Period Ended November 25, 2009 are $28,497 as compared to $52,546 for the twelve months ended December 31, 2008.

NET LOSS

We had net income of $3,105 for the Period Ended November 25, 2009 as compared to a net loss of $30,642 for the period ended December 31, 2008. This increase was due to a decrease in operating expenses for the period ended November 30, 2009.

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to finance the costs of our operations.

As of November 25, 2009 we had $6,370 cash on hand, compared to $1,340 as of December 31, 2008.

We believe that we will continue to need investing and financing activities to fund operations.

Net cash used by operating activities was $1,675 during the period ended November 25, 2009, mainly representative of a decrease in Accounts Payable during 2009. This compares to net cash used in operating activities of $6,160 for the twelve-month period ended December 31, 2008.

Net cash provided by investing activities was $1,700 during the period ended November 25, 2009.  This compares to net cash provided by investing activities of $2000 for the twelve-month period ended December 31, 2008 representative of proceeds from sale of equipment.

Net cash provided by financial activities was $5,005 during the period ended November 25, 2009, mainly representing the increase in related party notes.  This compares to net cash provided by financing activities of $5,500 for the twelve-month period ended December 31, 2008, mainly representing related party notes.

Our expenses to date are largely due to professional fees and the cost of sales for ATM costs.

We believe that our results of operations will provide us with the necessary funds to satisfy our liquidity needs for the next 3 months. To the extent they are not, however, our principal stockholders have agreed to fund our operations for the next twelve-month period and beyond.

Working Capital

As of November 25, 2009, we had total current assets of $6,430, and total current liabilities of $43,861 which results in working deficit of $(34,379) as compared to total current assets of $1,340 and total current liabilities of $43,665 resulting in a deficit in working capital of $(43,325) as of December 31, 2008.

NINE MONTHS ENDED AUGUST 31, 2010

REVENUES

The Company had total Revenue for the Nine Months Ended August 31, 2010 of $17,190.  This reflects a decrease of $1,963 when compared to the total revenue of $19,153 for the Nine Months Ended August 31, 2009 for Fresca World Wide Trading Inc.  This change is primarily attributed to a decrease in transactions on the system.

The Company had Interexchange Revenue for the Nine Months Ended August 31, 2010 of $6,634.  This reflects a decrease of $1,896 when compared to the Interexchange Revenue of $4,468 of Nine Months Ended August 31, 2009 for Fresca World Wide Trading Inc.  This is primarily attributed to a decrease in the number of ATM’s which Interexchange Revenue is received..

The Company had Surcharge Revenue for the Nine Months Ended August 31, 2010 of $10,826.   This reflects a decrease of $3,756 when compared to $14,582 for the Nine Months Ended August 31, 2009 for Fresca World Wide Trading Inc.   This decrease is primarily attributed to a decrease in the number of transactions.

COSTS OF SALES

Our overall cost of sales decreased $464 or 11.44% to $4,055 for the period ended August 31, 2010  from $4,548 for the Nine Months ended August 31, 2009.  This change is primarily attributed to a decrease  in ATM Phone supplies purchased.

Our commissions increased $955 or 47.34% from $1,022 for the period ended August 31, 2009 to $2,017 for the period ended August 31, 2010.  This increase is due to a increase in the number of vendors receiving commission.

Our cost for ATM phone lines and supplies decreased $1,722 or 68.33% from $ 2,520 for the Nine Months ended August 31, 2009 to $798 for the Nine months ended August 31, 2010.  This decrease is primarily due to a decrease in ATM Phone supplies purchased.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the period ended August 31, 2010 are $22,471.   This is a decrease of $3,196 or 12.33% when compared to $25,903 for the period ended August 31, 2009. This decrease consists primarily of decreased in bank service charges and outside services.

Net Loss from Operations

We had net loss of $9,532 for the period ended August 31, 2010 as compared to a net loss of $10,113 for the period ended August 31, 2009. This increase was due to a decrease in Sales and General and Administrative Expenses for the period ended August 31, 2010.

Liquidity and Capital Resources

Our primary liquidity and capital resource needs are to finance the costs of our operations.

As of August 31, 2010 we had $51,546 cash on hand, compared to $4,228 as of August 31, 2009.

We believe that we will continue to need investing and financing activities to fund operations.

Net cash used by operating activities was $27,419 during the Nine Months Ended August 31, 2010, mainly representative of a decrease in Accounts Payable during 2010. This compares to net cash used in operating activities of $2,015 for the nine-month period ended August 31, 2009..

Net cash provided by investing activities was $0 during the nine-month period ended August 31, 2010.  This compares to net cash provided by investing activities of $1,477 for the nine-month period ended August 31, 2009 representative of proceeds from sale of equipment.

Net cash provided by financial activities was $74,315 during nine-months ended August 31, 2010, mainly representing the increase in sale of stock.  This compares to net cash provided by financing activities of $4,766 for the nine-month period ended August 31, 2009.

We believe that our results of operations will provide us with the necessary funds to satisfy our liquidity needs for the next 3 months. To the extent they are not, however, our principal stockholders have agreed to fund our operations for the next twelve-month period and beyond.

Working Capital

As of August 31, 2010, we had total current assets of $68,847, and total current liabilities of $8,314 which results in working capital of $60,532 as compared to total current assets of $4,711 and total current liabilities of $56,460 resulting in a deficit in working capital of $16,167 as of December 31, 2009.

BUSINESS

General

We are currently a provider of both privately-owned and company-owned Automatic Teller Machines , or ATM’s, in Onondaga County in upstate New York. The Company receives revenues from the collection of the surcharge revenues and inter-exchange revenues.

Organization and Basis of Presentation

The Company was incorporated in the State of Delaware on November 25, 2009. As of November 9, 2010, we own three Automated Teller Machines (“ATMs”) and manage 19 ATMS throughout upstate New York

On November 25, 2009, we entered into an asset purchase agreement with Fresca Worldwide Trading Corp. (“Fresca”), a Nevada corporation , to purchase from Fresca all its assets including without limitation three ATMs and the rights to manage 19 other ATMS throughout upstate New York.  The acquisition was completed on November 25, 2009.  Prior to such acquisition of assets, we had no operations or assets.

Fresca

Overview

Fresca was formed under the laws of the State of Nevada on December 29, 2003. Fresca was inactive from the date of formation until February 10, 2006 when it entered into an asset purchase agreement with Cobalt Blue, LLC (“Cobalt”), a New York company, for the purchase of Cobalt’s ATM assets. Fresca paid Cobalt $10,000 for the purchase of its ATM assets on February 10, 2006.  Prior to acquisition of Cobalt’s ATM’s, Fresca had no operations or assets.

Fresca was a provider of both privately-owned and company-owned Automatic Teller Machines, or ATM’s, in Onondaga County in upstate New York until February 2010. Fresca received revenues from the collection of the surcharge revenues and inter-exchange revenues.

During the third quarter of 2009, Fresca decided to discontinue the operations of its ATM business and implemented a plan to dispose of the assets and liabilities related to this line of business. On February 10, 2010, Fresca entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with Go Solar USA, Inc., a privately held Wyoming corporation, which merged with and into Fresca pursuant to the Merger Agreement.

All disclosure regarding Fresca under this section only refers to the legacy operations of Fresca prior to November 25, 2009, and is therefore not indicative of the operations, nor results of such operations, of Fresca on a continuing basis.

ATMs

Fresca deployed and operated ATM’s primarily under the following two programs:

Full placement program. Under a full placement arrangement, Fresca owned the ATM and was responsible for controlling substantially all aspects of its operation including maintenance, cash management and loading, supplies, signage and telecommunications services. Fresca may pay site owners a commission based on a percentage of sales. Fresca was generally responsible for almost all of the expenses related to the operation of the ATM with the exception of power and, on occasion, telecommunications. Fresca typically used this program for major regional merchants.

Merchant-owned program. Under a merchant-owned arrangement, the merchant (or, for a merchant using lease financing, its lease finance provider) typically bought the ATM through Fresca and the merchant was responsible for most of the operating expenses such as maintenance, cash management and loading, and supplies. Fresca typically provided all transaction processing services, and the merchants use its maintenance services from time to time. The rental program was similar to the merchant-owned program, except that the merchant rented the ATM from Fresca rather than purchasing it, and Fresca provided the maintenance and supplies for the machine.

Most of Fresca’s new ATM’s feature advanced functionality, diagnostics and ease of use including color displays, personal computer-based operating systems, thermal printing, dial-up and remote monitoring capabilities, and upgrade and capacity-expansion capability. All machines can perform basic cash dispensing and balance inquiry transactions, transmit on-screen marketing, dispense coupons and conduct marketing surveys. Most of Fresca’s equipment was modular in design, which allowed Fresca to be flexible and accommodating to the needs of its clients as technology advances.

Typical ATM Transaction

In a typical ATM transaction in Fresca’ network, a debit or credit cardholder inserted a credit or debit card into an ATM to withdraw funds or obtain a balance inquiry. The transaction was routed from the ATM to a processing center at Meta Bank. First Data or Columbus Data by dedicated dial-up communication links. The processing center computers identified the card issuer by the bank identification number contained within the card's magnetic strip. The transaction was then switched to the local issuing bank or card organization (or its designated processor) for authorization. Once the authorization was received, the authorization message was routed back to the ATM and the transaction was completed.

Authorization of ATM Transactions

Transactions processed on ATMs in Fresca’s network were the responsibility of the card issuer. Fresca was not liable for dispensing cash in error if it received a proper authorization message from a card issuer.

Transaction Volumes

Fresca monitored the number of transactions that were made by cardholders on ATMs in its network. The transaction volumes processed on any given ATM were affected by a number of factors, including location of the ATM, the amount of time the ATM has been installed at that location, and market demographics. The number of transactions on a newly installed ATM was initially very low and increased for a period of three to nine months after installation as consumers became familiar with the location of the machine.

ATM Locations

Fresca devoted significant effort to the selection of locations that would generate high cardholder utilization and attempted to identify locations in areas with high pedestrian counts where people needed access to cash and where use of the ATM was convenient and secure. Key target locations for Fresca’s ATMs included the following:

•

convenience stores and combination convenience stores and gas stations,

•

regional retailers,

•

bars/clubs,

•

theaters, and

•

bowling alleys.

Fresca entered into leases for its ATM locations. The leases generally provided for the payment to the lessor of either a portion of the fees generated by use of the ATM or a fixed monthly rent. Most of its leases had a term of approximately five years with a five-year renewable terms. Fresca generally had the right to terminate a lease if the ATM did not meet certain performance standards. The lessor generally had the right to terminate a lease before the end of the lease term if Fresca breached the lease agreement or became the debtor in a bankruptcy proceeding.

ATM Suppliers

Fresca purchased its ATMs from Triton Systems and to a lesser extent, from Tranax Corporation. Fresca believed that the large quantity of ATM’s it purchased from these manufacturers enabled it to receive favorable pricing. In addition, it maintained close working relationships with these manufacturers in the course of its business, allowing it to stay informed regarding product updates and to minimize technical problems with purchased equipment. Although it purchased a majority of its ATM’s from Triton Systems, it believed that its relationships with Tranax Corporation was good and that it would be able to purchase the ATM’s it required from them if it was no longer able to purchase ATM’s from Triton Systems.

Merchant Customers

Fresca had contracts with regional merchants and with numerous independent store operators. Fresca did not rely on a single merchant for its revenues.

Breach of Contracts

Although Fresca’s merchant-owned ATM customers had multi-year contracts with it for transaction processing services, due to competition, some of these customers might it for its competitors prior to the expiration of their contracts, or may not renew their contracts upon their expiration. Additionally, some merchants might sell or close their stores. When these events occur, Fresca pursued these customers to continue to utilize its processing services or alternatively, in the event they terminated their relationship with Fresca prior to the expiration of their contacts, Fresca sought payment of damages under a breach of contract clause in the contracts.

Competition

Fresca’s principal competition arose from other independent sales organizations, or ISOs, similar to Fresca including Innovus, TRM Corp, IMS and Cardtronics. Fresca also competed with numerous national and regional banks that operate ATM’s at their branches and at other non-branch locations.

Competitive factors in the Fresca’s business included network availability and response time, price to both the card issuer and to its customers, and ATM locations. Fresca’s principal competitors were national ATM companies that have a dominant share of the market. These companies have greater sales, financial, production, distribution and marketing resources than Fresca.

Fresca had identified the following additional categories of ATM network operators:

•

Financial Institutions

•

Credit Card Processors

•

Third Party Operators

•

Companies with the capability to provide both back office services and ATM management services

•

Consolidators in the business such as TRM/E-Funds and Cardtronics/E-Trade

In April 1996, national debit and credit card organizations changed the rules applicable to their members to permit the imposition of surcharge/convenience fees. Since such time, there has been increased competition, both from existing ATM network operators and from new companies entering the industry.

ATM Network Technology

Most of the ATM’s in Fresca’s network were manufactured by Triton and Tranax. Due to the wide range of advanced technology available, Fresca was able to supply its customers with state-of-the-art ATMs providing electronic features and reliability through sophisticated diagnostics and self-testing routines. The various machine types performed functions ranging from the basic routines, which include dispensing cash, displaying account information, and providing a receipt to the user, to more sophisticated routines such as dispensing stamps or coupons and providing advertising revenue through the use of monochrome or color monitor graphics. Many of Fresca’s ATMs were modular and upgradeable so it might adapt them to provide additional services in response to changing technology and consumer demand. Fresca’s field services staff tested each ATM prior to placing it in service.

Vault Cash

Fresca used its own cash for three ATMs in New York State. The vault cash was replenished periodically based upon cash withdrawals. For the remaining ATMs in Fresca’s network, such as merchant-owned ATMs, ATMs owned by other third party owners, the vault cash was replenished by such merchants or other third parties.

Intellectual Property

Fresca did not have any trademarks nor any software copyrights.

Research and Development

Fresca did not have any research and development activities.

Regulatory Matters

Surcharge Regulation. The imposition of surcharge fees is not currently subject to federal regulation. However, several states have banned companies from imposing such fees, generally as a result of activities of consumer advocacy groups that believe that transaction fees are unfair to users. There have been, however, various state and local efforts in the United States to ban or limit transaction fees. Fresca was not aware of any existing bans or limits on transaction fees applicable to it in any of the jurisdictions in which it did business.

                Fresca’s ATM business was subject to government and industry regulations, which are described below.

Electronic Funds Transfer Act. The United States Electronic Funds Transfer Act, while directed principally at banks and other financial institutions, also has provisions that applied to Fresca. In particular, the act requires ATM operators who impose withdrawal fees to notify a customer of the withdrawal fee before the customer completes a withdrawal and incurs the fee. Notification must be made through signs placed at or on the ATM and by notification either on the ATM screen or through a print-out from the ATM. All of Fresca’s ATMs provided both types of notification.

Anti-fraud Initiatives.  Because of reported instances of fraudulent use of ATM’s, legislation is pending that would require state or federal licensing and background checks of ATM operators. There are proposals pending in some jurisdictions, including New York and New Jersey, which would require merchants that are not financial institutions to be licensed in order to maintain an ATM on their premises; other jurisdictions currently require such licensing. New licensing requirements could increase our cost of doing business in those markets.

Electronic Financial Transactions Network Regulations.  Electronic Financial Transactions Networks, or EFTN, has adopted extensive regulations that are applicable to various aspects of our operations and the operations of other ATM operators. These regulations include the encryption standards described more fully below and limitations on the maximum amount of cash that can be withdrawn from each machine. As described in “Triple DES” below, Fresca would need to convert its ATMs to the new encryption standards by their compliance dates. With respect to all other EFTN regulations, Fresca believed it was in material compliance and, if any deficiencies were discovered, it would be able to correct them before they had a material adverse impact on its business.

Network Regulations. National and regional networks have adopted extensive regulations that were applicable to various aspects of Fresca’s operations and the operations of other ATM network operators. Fresca believed that it was in material compliance with these regulations and, if any deficiencies were discovered, that it would be able to correct them before they had a material adverse impact on its business.

Triple DES.   The Digital Encryption Standard, or DES, is the encryption standard that ATM’s use to encrypt the personal identification number that is transmitted to the processing agent during an ATM transaction. Due to concerns over the increased processing power of computers and their potential to decode the DES encryption, MasterCard International (Mastercard) and VISA have advised all ATM operators that any ATM using its network must be compliant with the more rigorous and secure Triple Data Encryptions Standard Compliance “Triple DES” standard.

Triple DES uses an enhanced encryption key pad residing in ATM’s and point-of-sale terminals that makes it far more difficult for even the fastest computers to determine all the possible algorithmic combinations used to scramble the consumer’s personal identification number (PIN). The use of Single DES keys, while effective for decades without any known security breaches by computer hackers, is now thought to be vulnerable to today's faster computer processors.

The nation's largest PIN-based debit network, Star, which is owned by First Data Corp., a company based in Omaha, Nebraska, mandated that after June 30, 2003, all new and replacement ATM’s must be capable of supporting Triple DES transactions. MasterCard required every new or replaced ATM to be Triple DES compliant by April 1, 2002 and that all ATM’s that are installed or to be installed must be Triple DES compliant by March 31, 2005. VISA had given the networks until December 31, 2005 to be Triple DES compliant. All of Fresca’s ATMs were equipped with Triple DES encryption.

Employees

Fresca had one part-time employee as of November 25, 2009.

Fresca’s employee was not represented by a labor union. Fresca had not experienced work stoppages and considered its employee relations to be good. Its business was highly automated and it outsourced specialized, repetitive functions such as cash delivery and security. As a result, Fresca’s labor requirements for operation of the network were relatively modest and were centered on monitoring activities to ensure service quality and cash reconciliation and control.

ATMs

We deploy and operate ATM’s primarily under the following two programs:

Full placement program.

Under a full placement arrangement, we own the ATM and are responsible for controlling substantially all aspects of its operation including maintenance, cash management and loading, supplies, signage and telecommunications services. We may pay site owners a commission based on a percentage of sales. We are generally responsible for almost all of the expenses related to the operation of the ATM with the exception of power and, on occasion, telecommunications. We typically use this program for major national and regional merchants.

Merchant-owned program

Under a merchant-owned arrangement, the merchant (or, for a merchant using lease financing, its lease finance provider) typically buys the ATM through us and the merchant is responsible for most of the operating expenses such as maintenance, cash management and loading, and supplies. We typically provide all transaction processing services, and the merchants use our maintenance services from time to time. Our rental program is similar to our merchant-owned program, except that the merchant rents the ATM from us rather than purchasing it, and we provide the maintenance and supplies for the machine.

Most of our new ATM’s feature advanced functionality, diagnostics and ease of use including color displays, personal computer-based operating systems, thermal printing, dial-up and remote monitoring capabilities, and upgrade and capacity-expansion capability. All machines can perform basic cash dispensing and balance inquiry transactions, transmit on-screen marketing, dispense coupons and conduct marketing surveys. Most of our equipment is modular in design, which allows us to be flexible and accommodating to the needs of our clients as technology advances.

We upgrade our ATM machines in compliance with ATM technology. All ATM machines we operate are upgraded with triple DES encryption, which is compliant with the ATM industry regulations. This upgrade reduces the number and frequency of service calls due to outages and other ATM-related problems and, in turn, reduces the cost of maintaining each ATM machine. The ATM’s are also equipped with “smart technology” that allows us to determine on a preset time basis the operational status of the ATM. It informs us which vault cash is low, the number of times the ATM has been used, as well as other helpful information that helps us provide better service to our ATM using public.

ATM Relationships.  Our ATMs are purchased from Triton Systems and to a lesser extent, from Tranax Corporation. We believe that the large quantity of ATMs from these manufacturers enables us to receive favorable pricing. In addition, we maintain close working relationships with these manufacturers in the course of our business, allowing us to stay informed regarding product updates and to minimize technical problems with purchased equipment. Although a majority of our ATMs are from Triton Systems, we believe that our relationship with Tranax Corporation is good and that we would be able to purchase the ATMs we require from them if we were no longer able to purchase ATMs from Triton Systems.

Merchant Customers. We have contracts with a limited number of regional customers. We own and/or manage a total of 22 privately owned Automated Teller Machines, or ATM’s, located at 19 different merchants in Onondaga County in upstate New York. The terms of our merchant contracts vary as a result of negotiations at the time of execution. In the case of our full placement programs, the contract terms for contracts currently in place typically include:

•	an initial term of at least five years;

•	ATM exclusivity at locations where we install an ATM and, in many cases, a right of first refusal for all other locations;

•	a requirement that the merchant provide a highly visible space for the ATM and signage;

•	protection for us against underperforming locations by permitting us to increase the withdrawal fee or remove ATMs; and

•	provisions making the merchant's fee variable depending on the number of ATM transactions.

New contracts under our merchant-owned or rental arrangements typically include seven year terms with other terms similar to our full placement contracts, as well as the following additional terms:

•	provisions imposing an obligation on the merchant to ensure the ATM is operational at all times its store is open to the public; and

provisions that require a merchant to use its best efforts to have any purchaser of the merchant's store assume our contract.

We upgrade our ATM machines in compliance with ATM technology. All ATM machines we operate are upgraded with triple DES encryption, which is compliant with the ATM industry regulations. This upgrade reduces the number and frequency of service calls due to outages and other ATM related problems and, in turn, reduces the cost of maintaining each ATM machine. The smart technology allows us to determine on a preset time basis the operational status of the ATM. It also tells us which vault cash is low, and the number of times the ATM has been used, as well as other helpful information that helps us provide better service to our ATM using public.

Breach of contracts

Although our merchant-owned ATM customers have multi-year contracts with us for transaction processing services, due to competition, some of these customers may leave us for our competitors prior to the expiration of their contracts, or may not renew their contracts upon their expiration. Additionally, some merchants may sell or close their stores. When these events occur, we pursue these customers to continue to utilize our processing services with us or alternatively, in the event they terminate their relationship with us prior to the expiration of their contacts, we seek payment of damages under a breach of contract clause in our contracts.

Our ATM Network

General. ATM locations in our network are concentrated in upstate New York. The following lists the names and locations of ATM’s either owned and/or managed by us.

ATMS owned by Company

Make/Model	Location

Triton 9100	Bada Bing, 234 Wolf St., Syracuse, NY 13208

Tranax HT-1100	Looker’s, Inc., 1400 N. Salina St., Syracuse, NY 13208

Triton 9100	Valkyrie Club, 1637 N. Salina St., Syracuse, NY 13208

ATMs managed by Company

Triton 9500	#1 Convenience, 1000 Butternut St., Syracuse, NY 13208

Triton 9100	Burnet Deli, 832 Burnet Ave., Syracuse, NY 13203

Triton 9500	C&C Mini Mart, 1431 N. Salina St., Syracuse, NY 13208

Triton 9500	Corner Convenience, 2817 S. Salina St., Syracuse, NY 13205

Triton 9500	Downtown Smoke Shop, 359 S. Salina St., Syracuse, NY 13202

Tranax 1000	Franco’s Cased & Kegs, 2008 South Ave., Syracuse, NY 13207

Triton 9500	Glen Haven, Inc., 7434 Fair Haven Rd., Homer, NY 13077

Triton 9500	Ho-Beaus, 105 West St., Homer, NY 13077

Triton 9500	J. Dubs, Inc., 6735 Route 41, Homer, NY 13077

Triton 9100	Lake St. Lanes, 10 Lake St., New Berlin, NY 13411

Triton 9500	Mondo’s Convenience, 1127 S. Salina St., Syracuse, NY 13208

Triton 9100	Michael’s Beverage, 1601 Bellevue Ave., Syracuse, NY 13204

Triton 9100	Northside Market, 106 Oak St., Syracuse, NY 13203

Tranax 1000	Paul’s Big M. W, 1st & Utica Sts., Oswego, NY 13126

Triton 9100	Pavia’s Super Mkt., 854 N. Salina St., Syracuse, NY 13208

Triton 9500	Rich’s Deli, 413 Milton Ave., Syracuse, NY 13204

Triton 9500	Salina Dollar Discount, 111 E. Seneca Tpk., Syracuse, NY 13205

Triton 9500	Syracuse Upstate Market, 124 Merriman Ave., Syracuse, NY 13204

Triton 9100	Trapper’s Pub, 5950 Butternut Dr., E. Syracuse, NY 13057

The operation of the network involves the performance of many complementary tasks and services, including principally:

•	acquiring ATMs for us or our customers;

•	selecting locations for ATM’s and entering into leases for access to those locations;

•	in the case of third party merchants, establishing relationships with them for processing transactions on their ATM’s;

•	establishing relationships with national and regional card organizations and credit card issuers to promote usage of ATM’s in the network;

•	processing transactions conducted on ATM’s;

•	supplying ATMs with cash and monitoring cash levels for re-supply,;

•	monitoring ATM operations and managing the service needs of ATM’s; and

•	managing the collection of fees generated from the operation of the network.

ATM Locations. We believe that the profitable operation of an ATM is largely dependent upon its location. Fresca, the company that sold us our ATMs, had devoted significant effort to the selection of locations that it believed would generate high cardholder utilization. Ms. Mary Passalaqua and Ms.  Margaret Burton, our officers and directors were also officers and directors of Fresca.  We will monitor the performance and rate of use of these ATMs and determine the viability of these locations.  Additionally, we believe the availability of attractive sites is a principal factor affecting our ability to achieve further market penetration. We attempt to identify locations in areas with high pedestrian counts where people need access to cash and where use of the ATM is convenient and secure. In addition, we believe such locations also provide a convenience to the retailer who may wish to avoid the financial exposure and added overhead of offering check-cashing services to their customers. Key target locations for our ATMs include the following convenience stores and combination convenience stores and gas stations,

regional retailers,

bars/clubs,

theaters, and

bowling alleys.

Our goal is to secure key locations in advance of our competitors as we believe cardholders generally establish a pattern of continued usage of a particular ATM. Further, we believe such patterned usage will continue unless there are frequent problems with the location, such as a machine being out of service.

We enter into leases for our ATM locations. The leases generally provide for the payment to the lessor of either a portion of the fees generated by use of the ATM or a fixed monthly rent. Most of our leases have a term of approximately five years with a five-year renewable terms. We generally have the right to terminate a lease if the ATM does not meet certain performance standards. The lessor generally has the right to terminate a lease before the end of the lease term if we breach the lease agreement or become the debtor in a bankruptcy proceeding.

Typical ATM Transaction. In a typical ATM transaction in our network, a debit or credit cardholder inserts a credit or debit card into an ATM to withdraw funds or obtain a balance inquiry. The transaction is routed from the ATM to a processing center at Meta Bank. First Data or Columbus Data by dedicated dial-up communication links. The processing center computers identify the card issuer by the bank identification number contained within the card's magnetic strip. The transaction is then switched to the local issuing bank or card organization (or its designated processor) for authorization. Once the authorization is received, the authorization message is routed back to the ATM and the transaction is completed.

Authorization of ATM transactions. Transactions processed on ATM’s in our network are the responsibility of the card issuer. We are not liable for dispensing cash in error if we receive a proper authorization message from a card issuer.

Transaction Volumes. We monitor the number of transactions that are made by cardholders on ATM’s in our network. The transaction volumes processed on any given ATM are affected by a number of factors, including location of the ATM, the amount of time the ATM has been installed at that location, and market demographics. Our experience is that the number of transactions on a newly installed ATM is initially very low and increases for a period of three to nine months after installation as consumers become familiar with the location of the machine.

Competition

Individuals seeking ATM-related services have a variety of choices at banking locations and within retail establishments. The convenience cash delivery and balance inquiry market is, and we expect it to remain, highly competitive due to the fact that there are few barriers to entry into the business. Our principal competition arises from other independent sales organizations, or ISOs, similar to the Company including Innovus, TRM Corp, IMS and Cardtronics. We also compete with numerous national and regional banks that operate ATM’s at their branches and at other non-branch locations. In addition, we believe that there will be continued consolidation in the ATM industry in the United States. Accordingly, new competitors may emerge and quickly acquire significant market share.

Competitive factors in our business include network availability and response time, price to both the card issuer and to our customers, and ATM locations. Our principal competitors are national ATM companies that have a dominant share of the market. These companies have greater sales, financial, production, distribution and marketing resources than ours.

We have identified the following additional categories of ATM network operators:

•

  Financial Institutions. Banks have been traditional deployers of ATMs, which have customarily been located at their banking facilities. In addition, the present trend is for many banks to place ATMs in retail environments when the bank has an existing relationship with the retailer. This practice presents both a threat and an opportunity. It is a threat if the financial institution chooses to manage this program on its own, whereby it would limit the ATM locations available to us. On the other hand, it may be an opportunity if the financial institution chooses to outsource the management of this type of program to companies such as ours.

•	Credit Card Processors. Several of the credit card processors have diversified their business by taking advantage of existing relationships with merchants to place ATMs at sites with those merchants.

•	Third Party Operators. This category includes data processing companies that have historically provided ATM services to financial institutions.

•	Companies that have the capability to provide both back office services and ATM management services.

•	Consolidators in the business such as TRM/E-Funds and Cardtronics/E-Trade.

Management believes that many of the above providers, with the exception of Cardtronics, deploy ATMs to diversify their operations and that the operation of the ATM network provides a secondary income source to a primary business.

In April 1996, national debit and credit card organizations changed the rules applicable to their members to permit the imposition of surcharge/convenience fees. Since such time, there has been increased competition, both from existing ATM network operators and from new companies entering the industry. There can be no assurance that we will compete successfully with national ATM companies. A continued increase in competition could adversely affect our margins and may have a material adverse effect on our financial condition and results of operations.

ATM Network Technology

Most of the ATMs in our network are manufactured by Triton and Tranax. Due to the wide range of advanced technology available, we are able to supply our customers with state-of-the-art ATMs providing electronic features and reliability through sophisticated diagnostics and self-testing routines. The various machine types perform functions ranging from the basic routines, which include dispensing cash, displaying account information, and providing a receipt to the user, to more sophisticated routines such as dispensing stamps or coupons and providing advertising revenue through the use of monochrome or color monitor graphics. Many of our ATMs are modular and upgradeable so we may adapt them to provide additional services in response to changing technology and consumer demand. Our field services staff tests each ATM prior to placing it in service.

Vault Cash

Currently we are using our own cash for three ATMs in New York State. The vault cash is replenished periodically based upon cash withdrawals. For the remaining 19 ATMs in our network, such as merchant-owned ATMs, ATMs owned by other third party owners, the vault cash is replenished by such merchants or other third parties.

Significant Relationships

We have a limited number of regional customers. We own and/or manage a total of 22 privately owned Automated Teller Machines, or ATMs, located at 19 different merchants in Onondaga County in upstate New York.  Although, we do not rely on any single merchant for our revenues, our Company would suffer dramatically if a significant number of merchants decided to stop using our ATM’s.

Trademarks

We not have any trademarks.

Software Copyrights

We do not have any software copyrights.

Regulatory Matters

New York State

New York State has several acts and regulations which pertain to the ATM industry, including the New York Banking Law and the ATM Safety Act. The ATM Safety Act mandates and proscribes the following for banking institutions that operate one or more ATMs within New York State: surveillance cameras, adequate lighting, locking devices for indoor ATMs to permit entry only to persons using a magnetic-strip plastic card of similar device, access and compliance with building codes to permit an unobstructed view of the interior of the ATM facility, reflective mirrors as necessary to permit a person entering an indoor ATM facility to view areas within such facility that are otherwise concealed to plain view, certain signage. Although we are not a “banking institution” as defined in the ATM Safety Act and are not required to comply with the requirements of the Act, if New York State determines that such requirements are to be extended to our business, it will have a material adverse effect on our margins and operations.

Surcharge Regulation. The imposition of surcharge fees is not currently subject to federal regulation. There have been various efforts in the United States and in New York State to ban or limit transaction fees. We are not aware of any existing bans or limits on transaction fees applicable to us. We cannot guarantee, however, that transaction fees will not be banned or limited in New York. Such a ban or limit could materially limit or reduce our ATM revenues.

Our ATM business is subject to government and industry regulations, which we describe below. This regulatory environment is subject to change and various proposals have been made which, if finalized, could affect our ATM operations. Our failure to comply with existing or future laws and regulations pertaining to our ATM business could result in restrictions on our ability to provide our products and services, as well as the imposition of civil fines.

Electronic Funds Transfer Act. The United States Electronic Funds Transfer Act, while directed principally at banks and other financial institutions, also has provisions that apply to us. In particular, the Act requires ATM operators who impose withdrawal fees to notify a customer of the withdrawal fee before the customer completes a withdrawal and incurs the fee. Notification must be made through signs placed at or on the ATM and by notification either on the ATM screen or through a print-out from the ATM. All of our ATM’s provide both types of notification.

  Americans with Disabilities Act. The Americans with Disabilities Act, or the ADA, currently includes provisions regulating the amount of clear floor space required in front of each ATM, prescribing the maximum height and reach depth of each ATM and mandating that instructions and all information for use of the ATM be made accessible to and independently usable by persons with vision impairments. The United States Department of Justice is currently drafting new accessibility guidelines under the ADA that will cover virtually all aspects of commercial activity relating to disabled persons. We expect that these new guidelines will include provisions that will require our ATMs to be more accessible to the disabled. Under the current proposals, height and reach requirements would be shortened, keypads would be required to be laid out in the manner of telephone keypads with selected Braille symbols, and ATMs would be required to have process speech capabilities. These new guidelines would affect the manufacture of ATM equipment going forward and could require us to retire or upgrade many of the ATMs we own, potentially at significant cost to us. This also applies to those merchant-owned ATM’s where we are not responsible for upgrade costs. The comment period on the proposed guidelines ended May 31, 2005. No guidelines have yet been promulgated. Should the guidelines proposed become final, new equipment in new locations will be required to comply with new accessibility requirements.

Anti-fraud Initiatives.  Because of reported instances of fraudulent use of ATMs, legislation is pending that would require New York State or federal licensing and background checks of ATM operators. There are proposals pending in New York State, which would require merchants that are not financial institutions to be licensed in order to maintain an ATM on their premises; other jurisdictions currently require such licensing. New licensing requirements could increase our cost of doing business in those markets.

Electronic Financial Transactions Network Regulations.  Electronic Financial Transactions Networks, or EFTN, has adopted extensive regulations that are applicable to various aspects of our operations. These regulations include the encryption standards described more fully below and limitations on the maximum amount of cash that can be withdrawn from each machine. As described in “Triple DES” below, we will need to convert our ATMs to the new encryption standards by their compliance dates. With respect to all other EFTN regulations, we believe that we are in material compliance with the regulations that are currently in effect and, if any deficiencies were discovered, we would be able to correct them before they had a material adverse impact on our business.

Network Regulations. National and regional networks have adopted extensive regulations that are applicable to various aspects of our operations and the operations of other ATM network operators. We believe that we are in material compliance with these regulations and, if any deficiencies were discovered, that we would be able to correct them before they had a material adverse impact on our business.

Triple DES.  The Digital Encryption Standard, or DES, is the encryption standard that ATMs use to encrypt the personal identification number that is transmitted to the processing agent during an ATM transaction. Due to concerns over the increased processing power of computers and their potential to decode the DES encryption, MasterCard International (MasterCard) and VISA have advised all ATM operators that any ATM using its network must be compliant with the more rigorous and secure Triple Data Encryptions Standard Compliance “Triple DES” standard.

                Triple DES uses an enhanced encryption key pad residing in ATMs and point-of-sale terminals that makes it far more difficult for even the fastest computers to determine all the possible algorithmic combinations used to scramble the consumer’s personal identification number (PIN). The use of Single DES keys, while effective for decades without any known security breaches by computer hackers, is now thought to be vulnerable to today's faster computer processors.

                The nation's largest PIN-based debit network, Star, which is owned by First Data Corp., a company based in Omaha, Nebraska, mandated that after June 30, 2003, all new and replacement ATMs must be capable of supporting Triple DES transactions. MasterCard required every new or replaced ATM to be Triple DES compliant by April 1, 2002 and that all ATMs that are installed or to be installed must be Triple DES compliant by March 31, 2005. VISA had given the networks until December 31, 2005 to be Triple DES compliant. All of our ATMs are equipped with Triple DES encryption. All new ATM’s that we purchase are Triple DES compliant.

Employees

We do not have any full-time employees. Ms. Burton and Ms. Passalaqua are our only employees and we have no other employees. Both Ms. Burton and Ms. Passalaqua spend approximately 30% of their time on our Company’s business.

Our employees are not represented by a labor union. We have not experienced work stoppages and consider our employee relations to be good. Our business is highly automated and we outsource specialized, repetitive functions such as cash delivery and security. As a result, our labor requirements for operation of the network are relatively modest and are centered on monitoring activities to ensure service quality and cash reconciliation and control.

DESCRIPTION OF PROPERTIES

The following is a description of our properties:

Location	Approximate Square Footage	Use

Liverpool, NY	750 sq. ft.	General office use; operations, accounting, and related administration.

Liverpool, NY	300 sq. ft.	General warehouse use, equipment storage, and maintenance operations.

We lease our general office and warehouse space in Liverpool, NY pursuant to a three year lease dated November 29, 2009 with Mary Passalaqua, a principal stockholder, officer and director of the Company. Pursuant to the lease, the property can only be used for ATM ownership and management. Our rent is $3,600 per year payable $300 per month, subject to adjustment if the real estate taxes on the land and buildings, of which the leased properties are a part, are in excess of the amount of the real estate taxes thereon for the former fiscal year. We did not pay a security deposit. We are responsible for utilities for the leased properties and we may not sublet any portion of the property without the consent of Mary Passalaqua.The lease expires on December 1, 2012.

The address to our general office and warehouse space is 7337 Oswego Road, Liverpool, NY 13090 .

We believe the terms of the lease are fair, and the monthly lease rate is at or below the cost for comparable space.

In general, all facilities are in good condition and are operating at capacities that range from 80% to 100%. All facilities are leased under operating leases. In comparison to similar facilities in the area, we believe the terms of the lease are fair, and the monthly lease rate is at or below the cost for comparable space.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us or our subsidiaries, nor are we, or any subsidiary, involved as a plaintiff or defendant in any material proceeding or pending litigation.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our Common Stock. We intend to request a registered broker-dealer to apply to have our common stock listed on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this prospectus, we have 44 registered stockholders.

Dividends

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future.

Securities authorized for issuance under equity compensation plans

As of the date of this prospectus, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Shares Eligible for Future Sale

There is no established trading market for our Common Stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 309,000 shares of our Common Stock by the selling stockholders, all of which has issued to the selling stockholders. As of November 9, 2010, we have presently 4,309,000 shares of Common Stock issued and outstanding. None of the 4,309,000 shares is currently eligible for resale under Rule 144.

Rule 144 Shares

After February 15, 2008, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which, in our case, would equal approximately 43,090 shares of our common stock as of the date of this prospectus.

Consequently, as of November9, 2010 there are approximately 4,309,000  shares of our Common Stock held by 44 shareholders of record, none of which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(b), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of November 9, 2010 by (i) each executive officer named under “Executive Compensation,” (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our Common Stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o Onyx Service & Solutions, Inc. located at 7337 Oswego Road, Liverpool, New York 13090 and our telephone number is (315) 451-4822.

Name and Address of Beneficial Holder	Shares of Common Stock	Percentage of Common Stock(1)
Margaret A. Burton Secretary and a director 6204 Beaver Run Jamesville, NY 13078	2,000,000	46.4%

Mary Passalaqua President, Chief Executive Officer and a director 106 Glenwood Drive. S. Liverpool, NY 13090	2,000,000	46.4%

All executive officers and directors as a group (without naming them) (1 person)	4,000,000	92.8%

(1)

Applicable percentage of ownership is based on 4,309,000 shares of Common Stock issued and outstanding. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Margaret A. Burton	45	Secretary and a director

Mary Passalaqua	60	President, Chief Executive Officer and a director

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Margaret A. Burton is a graduate of Trident Charleston Technical and Onondaga Medical Career School and has earned a Teaching Assistant Certification from the New York State Dept. of Education. Ms. Burton was employed as a Teaching Assistant by the Jamesville Dewitt Central School from October 10, 1997 through November of 2000. She was employed as Parent Advocate by the Jamesville-Dewitt School District form September 2002 through June 2005. Since September 2005, she has been employed part-time as a Teaching Assistant with the Jamesville-Dewitt Central School and from September 2006 has been the After-School Program Staff Supervisor for Casey’s Place at the Elmcrest Children’s Center. Ms. Burton has been serving on the Board of Directors and as Secretary since November 25, 2009.Ms. Burton has acted as President and Director of Fresca from its inception in February 2006 through her resignation in September of 2008.

Mary Passalaqua is a 1969 graduate of Liverpool High School in Liverpool, New York.  From 1992 to 1999, Ms. Passalaqua was Assistant Financial Officer for American Telecom, Inc., located in Liverpool, New York.  From 2000 through 2006, Ms. Passalaqua was an owner and secretary at Laqua’s 491 Chevrolet.  Ms. Passalaqua was the Managing Member of Cobalt Blue, LLC from 2003 through 2006.  She became President and Director of Callaway Properties, Inc. in March 2004 and our President, Chief Financial Officer and director from November 25, 2009.Cobalt Blue LLC was operated as privately held company involved in the ATM business. In February of 2008 Cobalt Blue LLC entered into an asset purchase agreement with Fresca and the latter purchased its ATM assets for $10,000. Mary Passalaqua served with TIA IV (a blank check company) as an officer /director from August 2006 to August 2008.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The board believes that there are general requirements for service on the Company’s board of directors that are applicable to all directors and that there are other skills and experience that should be represented on the board as a whole but not necessarily by each director. The board considers the qualifications of director and director candidates individually and in the broader context of the board’s overall composition and the Company’s current and future needs.

 Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the board will consider the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors it determines are pertinent in light of the current needs of the board. The board  also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The board requires that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially. The board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The board has identified particular qualifications, attributes, skills and experience that are important to be represented on the board as a whole, in light of the Company’s current needs and its business priorities. The board believes that it should include some directors with a high level of financial literacy and some directors who possess relevant business experience as a Chief Executive Officer or a President or like position. Marketing is the core focus of our business and the Company seeks to develop and deploy innovative and effective marketing and technology. Therefore, the board believes that marketing and technology experience should be represented on the board.

Both Ms. Burton and Ms. Passalaqua possess the skills and experience needed for our business as Ms. Burton has acted as President and Director of Fresca, the owner and operator of our ATM machines from its inception in February 2006 through her resignation in September of 2008 and Ms. Passalaqua was Managing Member of Cobalt Blue, LLC, which sold ATM machines to Fresca in February 2008.  In addition, both of them had previous experiences as directors and managing officers of other companies.

 Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Employees

We have no employees other than Ms. Burton and Ms. Passalaqua. We conduct our business through agreements with consultants and arms-length third parties. Both Ms. Burton and Ms. Passalaqua spend approximately 30% of their time on our Company’s business.

Committees of the Board of Directors

Our audit committee presently consists of Ms.Passalaqua, our president, chief executive officer and non-independent director. We do not have a compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serves in all the above capacities and until recently, we have not been an operating company. We expect to prepare a Code of Ethics in the near future.

Employment Agreements

The Company is not a party to any employment agreements.

EXECUTIVE COMPENSATION

Management Compensation

We have not paid any salary, bonus or other compensation to Margaret A. Burton or Mary Passalasua, our officers and directors, since our inception. We presently have no compensation arrangements with Ms. Burton or with Ms. Passalaqua.

Stock Option Grants

No stock options or stock appreciation rights under any stock incentive plans or otherwise were granted to Ms. Burton and Ms. Passalaqua since our inception.

Director Compensation

We do not currently pay, nor have we in the past, paid Ms. Burton or Ms. Passalaqua, our officers and directors, any salary or fees for their services. It is however our policy to pay director expenses in attending board meetings.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Delaware law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

 Article 8 of our Articles of Incorporation provide that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The effect of indemnification may be to limit the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages and expenses against a director for breach of fiduciary duty.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We lease our general office and warehouse space in Liverpool, NY pursuant to a three year lease, dated November 29, 2009 with Mary Passalaqua, a principal stockholder, officer and director of the Company. Pursuant to the lease, the property can only be used for ATM ownership and management. Our rent is $3,600 per year payable $300 per month, subject to adjustment if the real estate taxes on the land and buildings, of which the leased properties are a part, are in excess of the amount of the real estate taxes thereon for the former fiscal year. We did not pay a security deposit. We are responsible for utilities for the leased properties and we may not sublet any portion of the property without the consent of Mary Passalaqua. The lease expires on December 1, 2012.

SELLING STOCKHOLDERS

The securities being offered hereunder are being offered by the selling stockholders listed below or their respective transferees, pledgees, donees or successors. Each selling stockholder may from time to time offer and sell any or all of such selling stockholder’s shares that are registered under this prospectus. Because no selling stockholder is obligated to sell shares, and because the selling stockholders may also acquire publicly traded shares of our Common Stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering.

All expenses incurred with respect to the registration of the Common Stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with the sale of shares.

None of the selling stockholder is a broker dealer or an affiliate of a broker dealer that has any agreement or understanding to distribute any of the shares being registered. None of the stockholders is or has been an officer or director of our Company or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company or each other than Joseph J Passalaqua and Stephanie Passalaqua who are husband and wife and the son and daughter-in-law respectively, of Mary Passalaqua.

After due inquiry and investigation and based on information provided by the selling stockholders, none of the selling stockholders has an existing short position in our stock.

On September 26, 2008 FWTC entered into a material agreement with Belmont Partners, LLC in which Belmont acquired 1,975,000 shares of common stock. On November 24, 2009 the parties terminated the share purchase agreement with immediate effect. Belmont returned the 1,975,000 shares of common stock of the company for cancellation. Other than as described in this prospectus, we have not in the past three years engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

On March 3, 2010, the Company consummated a sale of 309,000 shares of Common Stock to the selling stockholders for aggregate gross proceeds of $77,250, at a price of $.25 per share was exempt from registration under Section 4(2) of the Securities Act based upon our compliance with Regulation D as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Transfers of such shares were restricted by the Company in accordance with the requirements of the Securities Act.

The following table sets forth the names of the selling stockholders, the number of shares of Common Stock owned beneficially by the selling stockholders as of November 9, 2010 and prior to the offering contemplated hereby, and the number of shares of our Common Stock that may be offered by the selling stockholders pursuant to this prospectus and the maximum number of shares of Common Stock which will be owned after the offering by the selling stockholders and the percentage beneficial ownership upon completion of the offering. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” have been prepared based upon information furnished to us by or on behalf of the selling stockholders. All stockholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 4,309,000 shares outstanding as of the date of this prospectus.

Name of Stockholder(3)	Total Number of Shares of Common Stock Held Prior to Offering	Number of Shares of Common Stock Held and Offered Pursuant to this Prospectus	Shares Beneficially Owned Before Offering (Percentage) (1)(2)	Shares Beneficially Owned After the Offering (Number)(1)	Shares Beneficially Owned After the Offering (Percentage) (2)
BaitsellCoby A 104 Whittemore Road Oswego, NY 13126	3,000	3,000.07%		0	0
Baitsell Jaime G 104 Whittemore Road Oswego, NY 13126	3,000	3,000.07%		0	0
Barnaba Carolyn 3285 Greenleafe Drive Phoenix, NY 13135	2,000	2,000.05%		0	0

Beckley Sarah 162 Brown Ave Mattydale NY 13211	2,000	2,000.05%	0	0
CarbonaPattianne 123 Parker Ave Liverpool, NY 13088	3,000	3,000.07%	0	0

Catricola Jayne 21 McLaughlin St Staten Island, NY 10305	3,000	3,000.07%		0	0
Catricola John A 79 Belfast Ave Staten Island NY 10306	3,000	3,000.07%		0	0
Catricola Mary J 8 Victoria Road Staten Island, NY 10312	3,000	3,000.07%		0	0
DiMarco Christopher J 6875 Buckley Road N Syracuse, NY 13212	3,000	3,000.07%		0	0
DiMarco Stephen 8535 Long Leaf Tr Liverpool, NY 13090	5,000	5,000	0.12%	0	0
Doyle Michael 5109 S Salina St Syracuse, NY 13205	3,000	3,000.07%		0	0
Edelman Freddie L 7777 Indian Hill Road Manlius NY 13104	100,000	100,000	2.32%	0	0
Emerson John P 3602 Ransom Road Jamesville, NY 13078	3,000	3,000.07%		0	0
Evans Mary K 4754 Norstar Blvd Apt 203, Liverpool, NY 13088	3,000	3,000.07%		0	0
Godin Amanda 123 Parker Ave Liverpool, NY 13088	3,000	3,000.07%		0	0
Harlander Scott 4585 Westbrook Cir Manlius, NY 13104	6,000	6,000.14%		0	0

Harper William D 10031 Carousel Center Syracuse, NY 13290	3,000	3,000.07%	0	0
Kristoff Thomas 6972 Colonial Drive Fayetteville, NY 13066	5,000	5,000.12%	0	0
Kruger Barbara C 18 Forester Road Liverpool, NY 13090	2,000	2,000.05%	0	0

Kruger Thomas R 7678 Mountain Ash Liverpool, NY 13090	2,000	2,000.05%	0	0
LambertsonLoriann 478 Englewood Avenue Staten Island, NY 10309	3,000	3,000.07%	0	0
Lombardo Anthony E 790 Fairway Cir Baldwinsville, NY 13027	3,000	3,000.07%	0	0
Lombardo Anthony L J 790 Fairway Cir Baldwinsville, NY 13027	3,000	3,000.07%	0	0
Lombardo Corey 790 Fairway Cir Baldwinsville, NY 13027	3,000	3,000.07%	0	0
Lombardo Louis P 790 Fairway Cir Baldwinsville, NY 13027	3,000	3,000.07%	0	0
Martano Joseph 15 Poe Street Staten Island, NY 10307	3,000	3,000.07%	0	0
McHenry Garry 234 W Foster Ave Palmyra NY 14522	3,000	3,000.07%	0	0
Passalaqua John F 4055 Wetzel Road, Liverpool, NY 13090	3,000	3,000.07%	0	0
Passalaqua Joseph J (4) 8744 Riverside House Path, Brewerton NY 13029	10,000	10,000.23%	0	0

Passalaqua Stephanie (4) 8744 Riverside House Path, Brewerton NY 13029	10,000	10,000.23%		0	0
Penfield Colleen M 5717 State Route 104 E Oswego, NY 13126	3,000	3,000.07%		0	0
Penfield Robert W 5717 State Route 104 E Oswego, NY 13126	3,000	3,000.07%		0	0
Schiltz Brenda J 209 Old Cove Road Liverpool, NY 13088	2,000	2,000.05%		0	0
Sheveleva Inna 4055 Wetzel Road Liverpool, NY 13090	3,000	3,000.07%		0	0
Sollish Margaret L 8 Salina Street, Baldwinsville, NY 13027	2,000	2,000.05%		0	0
Stever David F 124 Lincoln Ave S Liverpool, NY 13088	3,000	3,000.07%		0	0
Susko Gerald 7814 Hunt Lane, Fayetteville, NY 13066	20,000	20,000.46%		0	0
Susko Lisa 7814 Hunt Lane, Fayetteville, NY 13066	20,000	20,000.46%		0	0
Taylor Michele PO Box 2843 Liverpool, NY 13089	3,000	3,000.07%		0	0
Toth Joan 8 Victoria Road, Staten Island, NY 10312	3,000	3,000.07%		0	0
Walter Whitney A 8758 Columbine Drive Baldwinsville, NY 13027	3,000	3,000.07%		0	0
Belmont Partners, LLC (5) 360 Main Street Washington VA 22747	40,000	40,000	93%	0	0

*Represents less than 1%

(1)

Under applicable SEC rules, a person is deemed to beneficially own securities which the person as the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)

As of November  9, 2010  there were 4,309,000  shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling stockholder on  November 9, 2010, (a) the numerator is the number of shares of common stock beneficially owned by such selling stockholder (including shares that he has the right to acquire within 60 days of  November 9, 2010), and (b) the denominator is the sum of (i) the 4,309,000 Common Stock outstanding on November 9, 2010 and (ii) the number of shares of Common Stock such selling stockholders has the right to acquire within 60 days of November 9, 2010.

(3)	All the selling stockholders are individuals resident in the United States of America and each of them has sole voting and dispositive power over the shares beneficially owned by them.
(4)	Joseph J Passalaqua and Stephanie Passalaqua are husband and wife and the son and daughter-in-law of Mary Passalaqua.
(5)

On September 26, 2008 FWTC entered into a material agreement with Belmont Partners, LLC in which Belmont acquired 1,975,000 shares of common stock.

On November 24, 2009 the parties terminated the share purchase agreement with immediate effect. Belmont returned the 1,975,000 shares of common stock of the company for cancellation.

 None of the selling stockholders is a member, affiliate or associate of any broker-dealer. None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed after this registration statement is declared effective by the Securities and Exchange Commission. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

•	In public markets as the common stock may be trading from time to time;
•	In privately negotiated transactions;
•	Through the writing of options on the common stock;
•	In short sales; or
•	In any combination of the aforementioned methods of distributions.

The sales price of the Common Stock being offered to the public by the selling stockholders in this prospectus has been fixed at $0.25 per share until such time as our Common Stock is quoted on the OTC Bulletin Board or inter-dealer quotation system or exchange. Although we intend to request a registered broker-dealer apply to have our Common Stock quoted on the OTC Bulletin Board, public trading of our Common Stock may never materialize or if materialized, be sustained. If our Common Stock is quoted on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

•

the market price of our common stock prevailing at the time of sale;

•

a price related to such prevailing market price of our common stock; or

•

such other price as the Selling Stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders are expected to pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the Common Stock offered will be sold by the selling stockholders named in this prospectus.

The estimated costs of this offering are $40,000. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and be required to, among other things:

•	Not engage in any stabilization activities in connection with our Common Stock;

•	Furnish each broker or dealer through which Common Stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

DESCRIPTION OF SECURITIES

We are authorized to issue 250,000,000 shares of common stock, $.0001 par value and 10,000,000 shares of preferred stock, par value $.0001.

Common Stock

There are issued and outstanding 4,309,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. The holders of Common Stock have no subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

There are no issued and outstanding shares of preferred stock. The Articles of Incorporation of the Company provide for 10,000,000 shares of $.0001 par value preferred stock. There are no terms or conditions set forth in the Articles with respect to such preferred stock nor are there any “blank check” provisions that would enable the Board of Directors to establish a series of preferred stock having rights, preferences, terms and conditions as designated by the Board.

Registration Rights

None.

LEGAL MATTERS

Our legal counsel, Sichenzia Ross Friedman Ference LLP, located at 61 Broadway, New York, NY 10006, is passing on the validity of the issuance of the Common Stock offered under this prospectus.

EXPERTS

The financial statements of  our predecessor, FWTC, as of December 31, 2007, December 31, 2008 and November 25, 2009 , included in this prospectus, have been audited  by M&K CPAS, PLLC,  our independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “expert” or “counsel” as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

FINANCIAL STATEMENTS

Our financial statements and notes thereto for the periods: (1) for the fiscal year ended December 31, 2007 and 2008, (2) the period from January 1, 2009  to November 25, 2009 (the financial statements and notes for the periods (1) and (2) are for our predecessor, FWTC), and the period from November 25, 2009 to November 30, 2009 and August 31, 2010 and  the signature page are incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

ITEM 8. FINANCIAL STATEMENTS AND

INDEX TO FINANCIAL STATEMENTS

Onyx Service and Solutions Inc. and Subsidiary Consolidated Balance Sheet as of August 31, 2010 (unaudited)	F-2

Onyx Service and Solutions Inc. and Subsidiary Consolidated Statement of Operations For the period from November 25, 2009 (Inception) to August 31, 2010 (unaudited)	F-3

Onyx Service and Solutions Inc. and Subsidiary Consolidated Statement of Stockholders’ Equity For the period from November 25, 2009 (Inception) to August 31, 2010 (unaudited)	F-4

Onyx Service and Solutions Inc. and Subsidiary Consolidated Statement of Cash Flows For the period from November 25, 2009 (Inception) to August 31, 2010 (unaudited)	F-5

Onyx Service and Solutions Inc. and Subsidiary Notes to Consolidated Financial Statements For the period ended August 31, 2010 (unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-12

Onyx Service and Solutions Inc. and Subsidiary Balance Sheet as of November 30, 2009	F-13

Onyx Service and Solutions Inc. and Subsidiary Statement of Operations For the period From November 25, 2009 (inception) to November 30, 2009	F-14

Onyx Service and Solutions Inc. and Subsidiary Consolidated Statement of Stockholders' Equity For the period from November 25, 2009 (Inception) to November 30, 2009	F-15

Onyx Service and Solutions Inc. and Subsidiary Consolidated Statement of Cash Flows For the period of November 25, 2009 (Inception) through November 30, 2009	F-16

Onyx Service and Solutions Inc. and Subsidiary Notes to Consolidated Financial Statements For the period of November 25, 2009 (Inception) through November 30, 2009	F-17

Fresca Worldwide Trading, Corp. and Subsidiary Balance Sheets as of December 31, 2008 and November 25, 2009	F- 22

Fresca Worldwide Trading, Corp. and Subsidiary Statements of Operations for the periods ended December 31, 2008 and November 25, 2009	F- 23

Fresca Worldwide Trading, Corp. and Subsidiary Statements of Statement of Stockholders’ Equity (Deficit) for the periods ended December 31, 2008 and November 25, 2009	F- 24

Fresca Worldwide Trading, Corp. and Subsidiary Statements of Cash Flows for the periods ended December 31, 2008 and November 25, 2009	F- 25

Fresca Worldwide Trading, Corp. and Subsidiary Notes to the Consolidated Financial Statements for the periods ended December 31, 2008 and November 25, 2009	F-26

ONYX SERVICE AND SOLUTIONS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
		Predecessor
	(Unaudited)	(Unaudited)
	August 31,	August 31,
	2010	2009
CURRENT ASSETS
Cash and Cash Equivalents	$ 51,547	$ 4,228
Prepaid Expenses	17,300	-
Current Receivable	-	257
TOTAL CURRENT ASSETS	68,847	4,485

PROPERTY & EQUIPMENT - NET	1,782	3,757

TOTAL ASSETS	$ 70,629	$ 8,242

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts Payable	$ 314	$ 25,199
Accounts Payable - Related Party	3,000
Deferred Revenue		20,000
Related Party Notes Payable and Accrued Interest	5,000	11,261

TOTAL LIABILITIES	8,314	56,460

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock, .0001 par value 10,000,000 shares authorized	-
Common Stock, .0001 par value 250,000,000 shares authorized,
4,309,000 and 2,095000 shares issued and outstanding respectively.	431	2,095
Additional Paid in Capital	73,429	46,909
Accumulated Deficit	(11,545)	(97,222)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	62,315	(48,218)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 70,629	$ 8,242

The accompanying notes are an integral part of these financial statements

ONYX SERVICE AND SOLUTIONS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
		Predecessor
	For The	For The
	Period Ended	Period Ended
	August 31, 2010	August 31, 2009

SALES	$ 17,190	$ 19,153

COST OF SALES	2,815	3,542
DEPRECIATION	1,270	1,006
GENERAL AND ADMINISTRATIVE	22,707	25,817
TOTAL EXPENSES	26,792	30,365

NET OPERATING INCOME/(LOSS)	(9,602)	(11,212)
OTHER INCOME (EXPENSE)
Gain on Sale of Equipment		1,477
Forgiveness of Debt	496
Interest Expense	(425)	(378)
Total Other Income (Expense)	(425)	1,099

NET INCOME (LOSS)	$ (9,531)	$ (10,113)

Net Income (Loss) per Common Share	$ 0.00	$ 0.00

Weighted Common Shares Outstanding - basic and diluted	4,169,452	2,095,000

The accompanying notes are an integral part of these financial statements

ONYX SERVICE AND SOLUTIONS, INC. AND SUBSIDIARY
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD ENDED AUGUST 31, 2010
(unaudited)

	Common Stock		Additional	Subscription	Accumulated	Total Stockholders'
	Shares	Amount	Paid in Capital	Receivable	Deficit	Equity (Deficit)
Balance at November 25, 2009	$ -	$ -	$ -		$ -	$ -
Founders Shares	4,000,000	400	2,600	(3,000)	-	-
Net Loss			(6,390)		(2,014)	(8,404)
Balance at November 30, 2009		400	(3,790)	(3,000)	(2,014)	(8,404)
Receipt of Stockholder Receivable				3,000		3,000
Sale of Stock	309,000	31	77,219			77,250
Net Loss	-	-	-		(9,531)	(9,531)

Balance August 31, 2010	4,309,000	$ 431	$ 73,429	$ -	$ (11,545)	$ 62,315

The accompanying notes are an integral part of these financial statements.

ONYX SERVICE AND SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)
		Predecessor
	For The	For The
	Period Ended	Period Ended
	August 31, 2010	August 31, 2009
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	(9,531)	(10,113)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation expense	1,270	1,006
Changes in Operating Assets & Liabilities:
Accounts Receivable	-	491
Bad Debt Expense	60
Prepaid Expenses	(17,300)	-
Fixed Assets	-	(1,323)
Accounts Payable	(1,422)	(12,230)
Deferred Revenue	-	20,000
Bank Overdraft		(465)
Debt Forgiveness	(496)

CASH USED FOR OPERATING ACTIVITIES	(27,419)	(2,634)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Fixed Assets	-	1,477

CASH USED FOR INVESTING ACTIVITIES	-	1,477

CASH FLOWS FROM FINANCING ACTIVITIES
Stockholder Receivable	3,000
Proceeds from sale of stock	77,250	6
Borrowing on Debt	22,000	5,379
Principal Payments on Debt	(27,935)

CASH PROVIDED BY FINANCING ACTIVITIES	74,315	5,385

NET INCREASE IN CASH	46,896	4,228

CASH AT BEGINNING OF PERIOD	4,651	-

CASH AT PERIOD END	$ 51,547	$ 4,228

The accompanying notes are an integral part of these financial statements.

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2010

(UNAUDITED)

NOTE 1.             NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Onyx Service and Solutions, Inc.  (the Company) is currently a provider of both privately owned and company owned automatic teller machines (ATM). The Company receives revenues from the collection of the surcharge revenues and inter-exchange revenues.

Organization and Basis of Presentation

The Company was formed under the laws of the State of Delaware.  On November 25, 2009, the Company entered into an asset purchase agreement with Fresca Worldwide Trading, a Nevada company, for the purchase of its ATM assets. The Company paid Fresca World Wide Trading Corp. $10,400 for the purchase of its ATM assets.  In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein.

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING BASIS

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts Onyx Service and Solutions, Inc., Fresca World Wide Trading Corp. and Premier ATM Inc., a wholly owned subsidiary of Fresca World Wide Trading Corp.  All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company derives its revenue from surcharge revenue and inter exchange revenue. Surcharge fees are added fees which the Company charges the ATM user for dispensing cash. Inter exchange fees are fees charged between banks for transferring money. The Company receives all of the Surcharge Fees and receives a net of $.20 per transaction of the Inter exchange fees. The Company recognizes the net fees received as revenues.

The Company receives interchange fees for transactions on ATM’s that it owns. The Company also receives the interchange fee for transactions on ATM’s owned by third party vendors included within its network. The Company keeps and reports as revenues all interchange fees.

The Company has 3 different circumstances for recording the surcharge fee as revenue. In the first case, for ATM’s owned and serviced by the Company, the Company receives and reports surcharge fee as revenue. In the second case, where the Company owns but does not service the ATM’s, the Company records the surcharge fee as revenue and records the portion of the fee paid to the owner of the ATM location as commission expense. In the third case, of ATM’s owned and serviced by third party vendors, the Company rebates all of the surcharge fee to the third party and does not report any surcharge fee revenue.

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2010

(UNAUDITED)

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

INCOME TAXES

The Company provides for income taxes under Financial Accounting Standards Board (“FASB”) Accounting Codification Number (“ASC”) 740, “Accounting for Income Taxes.” ASC 740 requires the use of an asset and liability approach in accounting for income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

In accordance with ASC 740, the Company has evaluate its tax positions and determined there are no uncertain tax positions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

In September 2006, the FASB issued ASC 820, Fair Value Measurements and Disclosures.  ASC 820 defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. ASC 820 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. ASC 820 is effective for fiscal years beginning after November 15, 2007.

ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

·	Level 1. Observable inputs such as quoted market prices in active markets.
·	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly:, and

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2010

(UNAUDITED)

·

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. ~~[~~ The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding.

The Company had no assets or liabilities that were measured and recognized at fair value on a recurring or non-recurring basis as of August 31, 2010 or 2009, and as such, had no assets or liabilities that fell into the tiers described above.

In February 2007, the FASB issued ASC 825, Financial Instruments.  ASC 825 permits entities an option to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this Statement is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities using different measurement techniques. The fair value measurement provisions are elective and can be applied to individual financial instruments. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. The Company does not expect that the adoption of ASC 825 will have a material impact, if any, on the Company’s financial position or results of operations.

NOTE 3.

PROPERTY & EQUIPMENT

August 31, 2010

Equipment

              $            8,469

Accumulated Depreciation

                         (6,687)

Total Property & Equipment

          1,782

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2010

(UNAUDITED)

NOTE 4.

INCOME TAXES

Income Taxes

The Company provides for income taxes under   (now included under Accounting Standards Codification (ASC), 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

For Federal and New York income tax purposes, the Company has net operating loss carry forwards that expire through 2029. The net operating loss as of August 31, 2010 is approximately $11,545. No tax benefit has been reported in the financial statements because after evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

August 31, 2010
Deferred tax asset:
NOL Carry forward	$11,545
Valuation allowances	(11,545)
Deferred Tax Asset	$0

NOTE 5.

COMMON STOCK

During November 2009 the company sold 4,000,000 founder’s shares of common stock at par value per share of $.0001.  During April 2010, the company sold 309,000 shares at $.25 per share.  The Company adjusted common stock and additional paid in capital accordingly.  The number of shares issued and outstanding at August 31, 2010 is 4,309,000.  The company is authorized to issue common stock of 250,000,000 shares at par value of $ .0001.

NOTE  6.

NOTES PAYABLE

The Company has a $5,000  note payable with Joe Meuse  a related party as an officer of Belmont Partners LLC which was a prospective buyer of Fresca, there are no terms or interest on this note. The total of related party notes payable was $5,000 as of August 31, 2010.

NOTE 7.

OPERATING LEASE

The Company leases office space under an operating lease expiring in November 2010. Rent expense for the period ended August 31, 2010 amounted to $2,700. The Rent is due to Calloway Properties a company fully owned by Mary Passalaqua, a related party of Onyx.

The minimum future rental payments under the operating lease at August 31, 2010 are as follows:

2010	$900

NOTE  8.

 THE EFFECT OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. The ASC was effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The ASC was effective for the Company for the first reporting period, including interim periods, beginning after issuance. The adoption of this ASU did not have a material impact on our financial statements.

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED AUGUST 31, 2010

(UNAUDITED)

NOTE  8.

 THE EFFECT OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS (CON’T)

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC upon inception at June 23, 2009. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10 entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of ASC 855-10 did not have a significant effect on the Company’s financial statements. In connection with preparing the accompanying audited financial statements, management evaluated subsequent events through the date that such financial statements were issued (filed with the Securities and Exchange Commission).

NOTE 9.

GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Onyx Service & Solutions, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Onyx Service and Solutions, Inc. as of November 30, 2009, and Fresca Worldwide Trading Corp. (A Development Stage Company) as of November 25, 2009, December 31, 2008, and December 31, 2007, and the related statements of operations, stockholders' equity (deficit) and cash flows for the periods then ended November 25, 2009, December 31, 2007, and December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Onyx Service and Solutions, Inc. as of November 30, 2009, and of Fresca Worldwide Trading Corp. as of November 25, 2009, December 31, 2008, and December 31, 2007, and the results of its operations and cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statement, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

 www.mkacpas.com

Houston, Texas

November 3, 2010

ONYX SERVICE AND SOLUTIONS INC. AND SUBSIDIARY
BALANCE SHEET

November 30,
2009
CURRENT ASSETS
Cash and Cash Equivalents	$ 4,651
Accounts Receivable	60
TOTAL CURRENT ASSETS	4,711

PROPERTY & EQUIPMENT - NET	3,052

TOTAL ASSETS	$ 7,763

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$ 4,436
Accounts Payable - Related Party	300
Related Party Notes Payable	11,431

TOTAL LIABILITIES	16,167

STOCKHOLDERS' DEFICIT
Preferred Stock, .001 par value 10,000,000 shares authorized	-
Common Stock, .001 par value 100,000,000 shares authorized,
4,000,000 shares issued and outstanding	400
Additional Paid in Capital	(3,790)
Subscription Receivable	(3,000)
Retained Earnings	(2,014)

TOTAL STOCKHOLDERS' DEFICIT	(8,404)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 7,763

The accompanying notes are an integral part of these financial statements

ONYX SERVICE AND SOLUTIONS INC. AND SUBSIDIARY
STATEMENT OF OPERATIONS FOR THE PERIOD FROM NOVEMBER 25, 2009 (INCEPTION) TO NOVEMBER 30, 2009

For The Period from
November 25, 2009 (Inception) to
November 30, 2009

SALES	$ 175

COST OF SALES	-

Gross Profit	175

GENERAL AND ADMINISTRATIVE	2,189

NET INCOME (LOSS)	$ (2,014)

Net Income (Loss) per Common Share	$ (0.00)

Weighted Common Shares Outstanding	4,000,000

The accompanying notes are an integral part of these financial statements

ONYX SERVICE AND SOLUTIONS, INC. AND SUBSIDIARY
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM NOVEMBER 25, 2009 TO NOVEMBER 30, 2009

	Common Stock		Additional	Accumulated	Stock	Total Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Receivable	Equity (Deficit)
Balance at November 25, 2009	$ -	$ -	$ -	$ -	$ -	$ -
Founders Shares	4,000,000	400	2,600	-	(3,000)	-
Net Loss			(6,390)	(2,014)		(8,404)
Balance November 30, 2009	$ 4,000,000	$ 400	$ (3,790)	$ (2,014)	$ (3,000)	$ (8,404)

The accompanying notes are an integral part of these financial statements.

ONYX SERVICE AND SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

For The Period of
November 25, 2009
through
November 30, 2009
CASH FLOW FROM OPERATING ACTIVITIES

Net loss	$ (2,014)
Adjustments to reconcile net loss to net cash
used for operating activities:
Changes in Operating Assets & Liabilities:
Accounts Receivable	(60)
Prepaid Expenses	-
Fixed Assets
Accounts Payable	4,736
Deferred Revenue	-

CASH USED FOR OPERATING ACTIVITIES	2,662

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of Fresca	(10,400)

CASH USED FOR INVESTING ACTIVITIES	(10,400)

CASH FLOWS FROM FINANCING ACTIVITIES
Additional Paid In Capital	-
Proceeds from sale of stock	-
Contributed Capital	958
Borrowing on Debt	11,431
Retained Earning	-

CASH PROVIDED BY FINANCING ACTIVITIES	12,389

NET INCREASE IN CASH	4,651

CASH AT BEGINNING OF PERIOD	-

CASH AT PERIOD END	$ 4,651

    The accompanying notes are an integral part of these financial statements.

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD OF NOVEMBER 25, (INCEPTION) TO NOVEMBER 30, 2009

NOTE 1.

NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Onyx Service and Solutions, Inc.  (the Company) is currently a provider of both privately owned and company owned automatic teller machines (ATM). The Company receives revenues from the collection of the surcharge revenues and inter-exchange revenues.

Organization and Basis of Presentation

The Company was formed under the laws of the State of Delaware.  On November 25, 2009, the Company entered into an asset purchase agreement with Fresca Worldwide Trading, a Nevada company, for the purchase of its ATM assets. The Company paid Fresca World Wide Trading Corp. $10,400 for the purchase of its ATM assets.  In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation of financial position and the results of operations for the periods presented have been reflected herein.

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING BASIS

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts Onyx Service and Solutions, Inc., Fresca World Wide Trading Corp. and Premier ATM Inc., a wholly owned subsidiary of Fresca World Wide Trading Corp.  All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company derives its revenue from surcharge revenue and inter exchange revenue. Surcharge fees are added fees which the Company charges the ATM user for dispensing cash. Inter exchange fees are fees charged between banks for transferring money. The Company receives all of the Surcharge Fees and receives a net of $.20 per transaction of the Inter exchange fees. The Company recognizes the net fees received as revenues.

The Company receives interchange fees for transactions on ATM’s that it owns. The Company also receives the interchange fee for transactions on ATM’s owned by third party vendors included within its network. The Company keeps and reports as revenues all interchange fees.

The Company has 3 different circumstances for recording the surcharge fee as revenue. In the first case, for ATM’s owned and serviced by the Company, the Company receives and reports surcharge fee as revenue. In the second case, where the Company owns but does not service the ATM’s, the Company records the surcharge fee as revenue and records the portion of the fee paid to the owner of the ATM location as commission expense. In the third case, of ATM’s owned and serviced by third party vendors, the Company rebates all of the surcharge fee to the third party and does not report any surcharge fee revenue.

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD OF NOVEMBER 25, (INCEPTION) TO NOVEMBER 30, 2009

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

INCOME TAXES

The Company provides for income taxes under Financial Accounting Standards Board (“FASB”) Accounting Codification Number (“ASC”) 740, “Accounting for Income Taxes.” ASC 740 requires the use of an asset and liability approach in accounting for income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

In accordance with ASC 740, the Company has evaluate its tax positions and determined there are no uncertain tax positions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

In September 2006, the FASB issued ASC 820, Fair Value Measurements and Disclosures.  ASC 820 defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. ASC 820 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. ASC 820 is effective for fiscal years beginning after November 15, 2007.

ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

Level 1. Observable inputs such as quoted market prices in active markets.
Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly:, and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity. There are no diluted shares outstanding.

The Company had no assets or liabilities that were measured and recognized at fair value on a non-recurring basis as of November 30, 2009, and as such, had no assets or liabilities that fell into the tiers described above.

In February 2007, the FASB issued ASC 825, Financial Instruments.  ASC 825 permits entities an option to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this Statement is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities using different measurement techniques. The fair value measurement provisions are elective and can be applied to individual financial instruments. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. The Company does not expect that the adoption of ASC 825 will have a material impact, if any, on the Company’s financial position or results of operations.

NOTE 3.

PROPERTY & EQUIPMENT

November 30, 2009
Equipment	$8,469
Accumulated Depreciation	(5,417)
Total Property & Equipment	$3,052

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD OF NOVEMBER 25, (INCEPTION) TO NOVEMBER 30, 2009

NOTE 4.

INCOME TAXES

Income Taxes

The Company provides for income taxes under   (now included under Accounting Standards Codification (ASC), 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

For Federal and New York income tax purposes, the Company has net operating loss carry forwards that expire through 2029. The net operating loss as of November 30, 2009 is approximately $2,014. No tax benefit has been reported in the financial statements because after evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

November 30, 2009
Deferred tax asset:
NOL Carry forward	$2,014
Valuation allowances	(2,014)
Deferred Tax	$0

NOTE 5.

COMMON STOCK

During November 30 2009 the company sold 4,000,000 founder’s shares of common stock at par value per share of $.0001. The Company adjusted common stock and additional paid in capital accordingly.  The number of shares issued and outstanding at November 30, 2009  is 4,000,000.  The company is authorized to issue common stock of 250,000,000 shares at par value of $ .0001.

For the period ended November 30, 2009 the company had a $3,000 subscription receivable outstanding which represents 2,000,000 shares to each Mary Passalaqua, and Margaret Burton Officers of the Company, respectively.

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD OF NOVEMBER 25, (INCEPTION) TO NOVEMBER 30, 2009

NOTE  6.

NOTES PAYABLE

The Company has a $5,000 note payable with Joseph Passalaqua (a related party as the husband of Mary Passalaqua, President of Fresca) bearing interest at 10%; payable on demand.  The Company has a $500 note payable with Joseph Passalaqua bearing interest at 18%; payable on demand.  Total Notes Payable to Joe Passalaqua was $5,500 at November 30, 2009.  Interest accrued on these notes totals $930 at November 30, 2009.

The Company has a $5,000  note payable with Joe Meuse  a related party as an officer of Belmont Partners LLC which was a perspective buyer of Fresca, there are no terms or interest on this note. The total of related party notes payable was $5,000 as of November 30, 2009.

NOTE 7.

OPERATING LEASE

The Company leases office space under an operating lease expiring in November 30, 2009. Rent expense for the period ended November 30, 2009 amounted to $300. The Rent is due to Calloway Properties a company fully owned by Mary Passalaqua, a related party of Onyx.

                The minimum future rental payments under the operating lease at November 30, 2009 are as follows:

2010	$3,300

NOTE  8.

 THE EFFECT OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting

ONYX SERVICE AND SOLUTIONS, INC. and SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD OF NOVEMBER 25, (INCEPTION) TO NOVEMBER 30, 2009

NOTE  8.

 THE EFFECT OF RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS (CON’T)

Standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. The ASC was effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The ASC was effective for the Company for the first reporting period, including interim periods, beginning after issuance. The adoption of this ASU did not have a material impact on our financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC upon inception at June 23, 2009. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

               In May 2009, the FASB issued ASC 855-10 entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of ASC 855-10 did not have a significant effect on the Company’s financial statements. In connection with preparing the accompanying audited financial statements, management evaluated subsequent events through the date that such financial statements were issued (filed with the Securities and Exchange Commission).

NOTE 9.

GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY
BALANCE SHEETS

	November 25,	December 31,	December 31,
	2009	2008	2007
CURRENT ASSETS
Cash and Cash Equivalents	$ 6,370	$ 1,340	$ -
Accounts Receivable - Net	60	-	235
TOTAL CURRENT ASSETS	6,430	1,340	235

PROPERTY & EQUIPMENT - NET	3,052	4,836	5,397

TOTAL ASSETS	$ 9,482	$ 6,176	$ 5,632

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$ 30,230	$ 34,949	$ 10,648
Accounts Payable - Related party	2,200	2,400	1,200
Bank Overdraft	-	382	631
Related Party Notes Payable and Accrued Interest	11,431	5,934	-
TOTAL CURRENT LIABILITIES	43,861	43,665	12,479

TOTAL LIABILITIES	43,861	43,665	12,479

STOCKHOLDERS' DEFICIT
Preferred Stock, .001 par value 10,000,000 shares authorized	-	-
Common Stock, .001 par value 100,000,000 shares authorized,
2,100,000 and 2,095,000 and 2,120,000 shares issued and
outstanding at November 25, 2009, December 31, 2008 and
December 31, 2007, respectively	2,100	2,095	2,120
Additional Paid in Capital	46,905	46,905	46,880
Accumulated Deficit	(83,384)	(86,489)	(55,847)

TOTAL STOCKHOLDERS' DEFICIT	(34,379)	(37,489)	(6,847)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 9,482	$ 6,176	$ 5,632

The accompanying notes are an integral part of these financial statements

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY
STATEMENTS OF OPERATIONS

	For The	For The	For The
	Period Ended	Period Ended	Period Ended
	November 25,	December 31,	December 31,
	2009	2008	2007

SALES	$ 16,359	$ 22,601	$ 19,555

COST OF SALES	4,177	1,541	4,579
DEPRECIATION	1,561	1,752	1,896
GENERAL AND ADMINISTRATIVE	28,497	52,546	81,679
TOTAL EXPENSES	34,235	55,839	88,154

NET OPERATING INCOME(LOSS)	(17,876)	(33,238)	(68,599)

OTHER INCOME (EXPENSE)
Other Income (Expense)	1,477	3,192	5,536
Gain on Forfeited Purchase Agreement Deposit	20,000	-
Interest Expense	(496)	(596)	(63)
Total Other Income (Expense)	20,981	2,596	5,473

NET INCOME (LOSS)	$ 3,105	$ (30,642)	$ (63,126)

Net Income (Loss) per Common Share	$ 0.00	$ (0.01)	$ (0.03)

Weighted Common Shares Outstanding basic and diluted	2,100,000	2,108,000	2,000,000

The accompanying notes are an integral part of these financial statements

FRESCA WORLDWIDE TRADING, CORP.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid in Capital	Deficit	Equity (Deficit)
Balance at December 31, 2007	2,120,000	$ 2,120	$ 46,880	$ (55,847)	$ (6,847)

Redemption of Common Stock	(25,000)	(25)	25	-	-
Net Loss	0	-	-	(30,642)	(30,642)

Balance at December 31, 2008	2,095,000	2,095	46,905	$ (86,489)	$ (37,489)

Issuance of Common Stock	5,000	5			5
Net Income				3,105	3,105
Balance at November 25, 2009	2,100,000	$ 2,100	$ 46,905	$ (83,384)	$ (34,379)

The accompanying notes are an integral part of these financial statements.

FRESCA WORLDWIDE TRADING, CORP.
STATEMENT OF CASH FLOWS

	November 25,	December 31,	December 31,
	2009	2008	2007

Operating Activities:
Net Income (Loss)	$ 3,105	$ (30,642)	$ (63,126)
Adjustments to reconcile net income(loss) to net
cash provided (used) by operating activities:
Gain on Sale of Equipment	(1,477)	(3,192)	(4,025)
Depreciation Expense	1,561	1,752	1,896
(Increase) Decrease in Accounts Receivables	(60)	235	1,385
(Increase) Decrease in Bank Overdraft	(382)	247	629
Increase (Decrease) in Accounts Payable	(4,719)	25,006	7,580
Increase (Decrease) in Accrued Interest	497	434	-
Net cash provided by (used in) operating activities	(1,475)	(6,160)	(55,661)

Investing Activities:
Proceeds from Sale of Equipment	1,700	4,150	4,900
Purchase of Equipment	-	(2,150)	-

Net cash provided by investing activities	1,700	2,000	4,900

Financing Activities:

Proceeds from Sale of Stock	-	-	30,000
Related Party Notes	5,000	5,500	-
Issuance of Common Stock	5	-	-

Net cash provided by financing activities	5,005	5,500	30,000

Net Increase in cash	5,230	1,340	(20,761)

Cash - Beginning of Period	1,340	-	20,761

Cash - End of Period	$ 6,570	$ 1,340	$ -

Supplemental Disclosures of Cash Flow Information:
Cash Paid During Period For:
Interest	$ -	$ 163	$ 63
Income Tax	$ -	$ -	$ -
The accompanying notes are an integral part of these financial statements.

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED
NOVEMBER 25, 2009 AND DECEMBER 31, 2008 AND 2007

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

FRESCA WORLDWIDE TRADING, CORP. (the Company) is currently a provider of both privately owned and company owned automatic teller machines (ATM). The Company receives revenues from the collection of the surcharge revenues and inter exchange revenues.

Organization and Basis of Presentation

The Company was formed under the laws of the State of Nevada.  On February 10, 2006, the Company entered into an asset purchase agreement with Cobalt Blue, LLC., a New York company, for the purchase of its ATM assets. The Company paid Cobalt Blue, LLC. $10,000 for the purchase of its ATM assets on February 10, 2006. Cobalt Blue, LLC. is operated as a privately held company and has been in existence since 2003. The Company was inactive from December 29, 2003 (date of formation) until February 10, 2006.  The company follows accounting principles generally accepted in the United States of America.  In the opinion of management, all adjustments consisting of normal and recurring adjustments necessary for a fair presentation of financial position and the results of operation s for the periods presented have been reflected herein.

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING BASIS

These financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Fresca World Wide Trading Corp. and Premier ATM  Inc, a wholly owned subsidiary of Fresca World Wide Trading Corp.  All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

The Company's ATM’s are located in New York State and usage of those ATM’s may be affected by economic conditions in those areas. The Company has experienced decrease in revenues due to decreased locations and worsened economic conditions.

The Company maintains cash balances with a financial institution insured by the Federal Deposit Insurance Corporation. There are no uninsured balances at November 25, 2009, December 31, 2008 and December 31, 2007.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the balance sheets and statement of cash flows. Cash and Cash equivalents consists of cash in bank (checking) accounts, CD, cash in ATM machines and money market.

PROPERTY & EQUIPMENT AND DEPRECIATION

Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the useful lives of the related assets, which range from five to seven years.  Maintenance and repairs are charged to income as incurred.

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED NOVEMBER 25, 2009 AND DECEMBER 31, 2008 AND 2007

NOTE 2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

REVENUE RECOGNITION

The Company derives its revenue from surcharge revenue and inter exchange revenue. Surcharge fees are added fees which the Company charges the ATM user for dispensing cash. Inter exchange fees are fees charged between banks for transferring money. The Company receives all of the Surcharge Fees and receives a net of $0.20 per transaction of the Inter exchange fees. The Company recognizes the net fees received as revenues.

The Company receives interchange fees for transactions on ATM’s that it owns. The Company also receives the interchange fee for transactions on ATM’s owned by third party vendors included within its network. The Company keeps and reports as revenues all interchange fees.

The Company has 3 different circumstances for recording the surcharge fee as revenue. In the first case, for ATM’s owned and serviced by the Company, the Company receives and reports all of the surcharge fee as revenue. In the second case, where the Company owns but does not service the ATM’s, the Company records the surcharge fee as revenue and records the portion of the fee paid to the owner of the ATM location as commission expense. In the third case, of ATM’s owned and serviced by third party vendors, the Company rebates all of the surcharge fee to the third party and does not report any surcharge fee revenue.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded at net realizable value. The Company does not maintain an allowance for doubtful accounts, which is determined after considering past collection experience, aging of accounts receivable, general economic factors and other considerations.

INCOME TAXES

The Company provides for income taxes under ASC Number. 740, “Accounting for Income Taxes”.   ASC 740 requires the use of an asset and liability approach in accounting for income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

There are no diluted shares outstanding. In accordance with ASC 740, the Company has evaluated its tax positions and determined there are no uncertain tax positions.

EARNINGS (LOSS) PER SHARE

The basic earnings (loss) per share are calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares outstanding during the year. The diluted earnings (loss) per share are calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Our financial instruments as defined by the FASB SAC Topic dealing with “Disclosures about Fair Value of Financial Instruments,” include cash, investments and other current liabilities.  All instruments except investments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at November 25, 2009, December 31, 2008, and December 31, 2007.

NOTE 3.

PROPERTY & EQUIPMENT

The Property and Equipment consists of the following:

	November 25,	December 31,	December 31,
	2009	2008	2007

Equipment	$ 8,469	$ 9,025	$ 8,750
Accumulated Depreciation	(5,417)	(4,189)	(3,353)

Total Property & Equipment	$ 3,052	$ 4,836	$ 5,397

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED NOVEMBER 25, 2009 AND DECEMBER 31, 2008 AND 2007

NOTE 4.

INCOME TAXES

Income Taxes

The Company provides for income taxes under   (now included under Accounting Standards Codification (ASC), 740), Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	November 25,	December 31,	December 31,
	2009	2008	2007
Deferred tax asset:
NOL Carryforward	$ 27,377	$ 30,642	$ 63,126
Valuation allowances	(27,377)	(30,642)	(63,126)
Deferred Tax Asset	$ -	$ -	$ -
The components of income tax expense are as follows:
Current Federal Tax
Current State Tax
Change in NOL Benefit	4,130	4,596	9,469
Change in Valuation Allowance	(4,130)	(4,596)	(9,469)

NOTE 5.

COMMON STOCK

During September 2008, the Company cancelled 25,000 shares of common stock that had not been paid for by the shareholder.  The Company adjusted common stock and additional paid in capital accordingly.  During March 2009 the company issued 19,360,000 shares of common stock for services performed at a value of .0001 per share.  During September 2009, the company cancelled 19,355,000 of shares previously issued for services not rendered.  The number of shares issued and outstanding are 2,100,000, 2,095,000, and 2,000,000 for the period ending November 25, 2009,December 31, 2008 and December 31, 2007 respectively.

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED NOVEMBER 25, 2009 AND DECEMBER 31, 2008 AND 2007

NOTE  6.

NOTE PAYABLE

The Company has a $5,000 note payable with Joseph Passalaqua (a related party as the husband of Mary Passalaqua, President of Fresca) bearing interest at 10%; payable on demand.  The Company has a $500 note payable with Joseph Passalaqua bearing interest at 18%; payable on demand.  Total Notes Payable to Joe Passalaqua was $5,500 at November 25, 2009, December 31, 2008 respectively, and 0 at December 31,  2007 respectively  Interest accrued on these notes totals $931, $434 and 0 at November 25, 2009 and December 31, 2008, and December 31, 2007, respectively.

The Company has a $5,000 note payable with Joe Meuse, a related party as an officer of Belmont Partners LLC which was a perspective buyer of Fresca, there are no terms or interest on this note. The Total of Notes Payable to Joe Meuse was $5,000 at November 25, 2009 and 0 at December 31, 2008. The total of all related party notes payable was $11,500 and $5,500 as of November 25, 2009 and December 31, 2008, respectively.

NOTE 7.

OPERATING LEASE

The Company leases office space under an operating lease expiring in November 2009. Rent expense for the period ended November 25, 2009 amounted to $2,200 and $2,400 for the period ended December 31, 2008. The Rent is due to Calloway Properties a company fully owned by Mary Passalaqua, a related party.

The minimum future rental payments under the operating lease at November 25, 2009 are as follows:

2009	$200

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED NOVEMBER 25, 2009 AND DECEMBER 31, 2008 AND 2007

NOTE 8.

 THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

CONSOLIDATION OF VARIABLE INTEREST ENTITIES

 In June 2009, the FASB issued authoritative guidance that requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics, among others: (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity, or the right to receive benefits from the entity, that could potentially be significant to the variable interest entity. Under this guidance, ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity are required. Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

ACCOUNTING FOR REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES

 In September 2009, the FASB issued authoritative guidance that provides for a new methodology for establishing the fair value for a deliverable in a multiple-element arrangement. When vendor specific objective or third-party evidence for deliverables in a multiple-element arrangement cannot be determined, an enterprise is required to develop a best estimate of the selling price of separate deliverables and to allocate the arrangement consideration using the relative selling price method. Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

 In January 2010, the FASB issued authoritative guidance that expands the required disclosures about fair value measurements. This guidance provides for new disclosures requiring the Company to (i) disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers and (ii) present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. This guidance also provides clarification of existing disclosures requiring the Company to (i) determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and (ii) for each class of assets and liabilities, disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. Management is currently evaluating the effects of this statement, but it is not expected to have any impact on the Company’s financial statements.

FRESCA WORLDWIDE TRADING, CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED NOVEMBER 25, 2009 AND DECEMBER 31, 2008 AND 2007

NOTE 9.

GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 10.

GAIN ON FORFEITED PURCHASE AGREEMENT DEPOSIT

In September 2008, the Company entered into a Purchase Agreement with Belmont Partners for the purchase of the Company. Belmont Partners committed to the Company a $20,000 non-refundable deposit. In January 2009, there were more pricing negotiations and the price was reduced. As a result of the negotiations, the Purchase Agreement was terminated in August 2009 and the deposit was recorded as income.

NOTE  11.

SUBSEQUENT EVENTS

On November 25, 2009, the Company’s stockholders agreed to sell the assets of the Company to a related party for $10,400.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which have been paid by the Company as follows:

Item	Amount
SEC filing fee	$100
Printing and filing	800
Legal expenses, including blue sky	30,000
Accounting expenses	4,600
Miscellaneous	1,000
Total	36,500

Item 14.                      Indemnification of Directors and Officers.

Under Delaware law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article 8 of our Articles of Incorporation provide that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the Delaware General Corporation Law would permit indemnification.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The effect of indemnification may be to limit the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages and expenses against a director for breach of fiduciary duty.

Item 15.                      Recent Sales of Unregistered Securities.

We completed a private placement of 309,000 shares of Common Stock in March 3, 2010 at a purchase price of $0.25 per share which resulted in gross proceeds of $77,250.

We completed the private placement pursuant to Regulation D and Section 4(2) under the Securities Act. Each purchaser represented to us that they were an “accredited investor” as in Rule 501 under Regulation D of the Securities Act. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation D. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16.                      Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Certificate of Incorporation.*

3.2	By-laws.*

4.1	Form of Common Stock Certificate.*

5.1	Opinion of Sichenzia Ross Friedman Ference LLP.*

10.1	Asset Purchase Agreement dated November 25, 2009 between the Company and Fresca Worldwide Trading Corp.*

10.2	Lease agreements between Company and Mary Passalaqua dated November 29, 2009.*

10.3	Purchase agreement between Cobalt Blue and Fresca.*

23.1	Consent of M&K CPAS, PLLC.

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*

*Previously filed with the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 10, 2010.

Item 17.                      Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Liverpool, New York, on the 17th day of December, 2010.

ONYX SERVICE & SOLUTIONS, INC.

By:	/s/ Mary Passalaqua
Mary Passalaqua
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

/s/ Mary Passalaqua	December 17, 2010
Mary Passalaqua
President , Chief Executive Officer and director

/s/ Margaret A. Burton	December 17, 2010
Margaret A. Burton
Secretary and director